UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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ASTEC INDUSTRIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ASTEC

BUILT TO **CONNECT**

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT 2021

Dear Shareholders:
We are writing this letter at a time when it is still uncertain how the world is going to continue to work through the COVID -19 crisis, although there is much positive news recently. We extend our deepest and heartfelt sympathy to all those who suffered or experienced tragedy as a result of the pandemic.
We are proud of the way our management team has led our company, and how our employees have responded to serve our stakeholders as well as the common good. When the pandemic surfaced in March 2020, we immediately formed a COVID -19 Task Force and established regularly scheduled meetings of our Executive Leadership Team. Throughout the crisis, the first priority of our management team has continued to be the safety and the needs of our employees and our customers. We took every reasonable measure recommended by the health authorities to protect our employees, their families, our customers and suppliers. We continue to prioritize health and safety as we navigate through this challenge. The actions taken highlight our strengths, agility and concern for others.
In the midst of these uncertainties, we cordially invite you to join us for the 2021 Annual Meeting of shareholders of Astec Industries, Inc. (“Astec” or the “Company”) to be held on Tuesday, April 27, 2021 at 10:00 a.m. EDT virtually over the Internet at www.virtualshareholdermeeting.com/ASTE2021. We decided to hold the 2021 Annual Meeting as a virtual meeting, not only because of the continued uncertain public health impact of the coronavirus pandemic, but also because we believe that it will offer expanded access to shareholders who may otherwise not attend in person.
Executing Our Strategy to Simplify, Focus and Grow
In the midst of COVID -19 related challenges in 2020, Astec made great progress towards executing our strategy to Simplify, Focus, and Grow with the year being a testament to our commitment to perform well throughout cycles.
•
Our simplification efforts enabled us to clearly see the business and our opportunities to create value. We streamlined our operating structure from three reporting segments to two reporting segments with our Operational Excellence initiatives leading to the rationalization of our manufacturing footprint in order to yield greater efficiencies. The process of back office and ERP system consolidation was initiated, each with a designed path to improve access to data, improve operating efficiencies and reduce operating expenses.

•
In late 2019, we introduced the OneASTEC business model, which codifies how we operate, conduct ourselves, how we focus on customers in all that we do and ultimately are the guiding principles of how we grow.

•
We invested in accretive acquisitions, two of which expanded our presence in the concrete industry and one that provided a platform on which to enhance our telematics offering. Growth will come from the strategic investment of time, resources and capital. Included in this investment is a rigorous, disciplined approach to sustainable new product development. This will propel us toward obtaining our long-term goals.

As we executed on all these efforts, our Board played a critical and active role in guiding our success. The Board is appropriately involved in the development and implementation of our strategy. We devote a portion of each Board meeting to discussing growth, strategic initiatives, and risks and opportunities in the markets we serve, with a focus on delivering shareholder value.
Environmental, Social and Governance
For years, we have created products and acted in a way that is socially responsible. We have been focused on the elements of Environmental, Social, and Governance (“ESG”) for years but not in a prescribed manner. In 2020, we began implementing a plan to expand our ESG disclosures, metrics, goals, and governance oversight. We are in the early days of our ESG journey but, this journey commenced after extensive dialogue with our stakeholders and with the strong support of and collaboration with our Board of Directors. The organization is engaged and enthused by it. We know that by driving our progress in this initiative we will be a better, healthier and more sustainable solution provider as we move forward in time.
Business of Annual Meeting
At the 2021 Annual Meeting, we will be asking you to re-elect the two director nominees named in the attached proxy statement to our Board. As discussed throughout the proxy statement, our Board remains committed to strong governance practices and our Core Values of (i) Safety, (ii) Devotion, (iii) Integrity, (iv) Respect and (v) Innovation. Under the guidance of our Board, we remain committed to investing in our employees, dealing fairly and ethically with our suppliers and partners, supporting communities in which we work while embracing sustainable practices across our businesses, and in doing so, generating long-term financial return to our shareholders. You will find detailed information beginning on page 14 about the qualifications of our director nominees and why we believe they are the right people to represent your interests.
In addition to the election of directors and “say-on-pay” advisory vote, we are also asking shareholders to approve our 2021 Equity Incentive Plan to serve as the successor to our 2011 Incentive Plan (the “Prior Plan”). The Prior Plan has been the sole source of shares for all equity incentive awards granted to Astec’s officers, employees and directors since 2011, and during such time, we have never sought shareholder approval of any increase in the number of shares available for issuance under the Prior Plan. If Astec’s shareholders approve the 2021 Equity Incentive Plan, all future equity awards will be made from the 2021 Equity Incentive Plan. We strongly believe that equity ownership by our employees is critical to aligning the interests of our employees with our shareholders.
Lastly, we will seek your approval in order to ratify the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.
It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting. Accordingly, please exercise your right to vote by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials, or the paper or electronic copy of our proxy materials you received for the meeting.
On behalf of our employees and directors, we thank you for your continued interest in, support of, and confidence in, our Company. We look forward to your participation at the 2021 Annual Meeting.
Barry Ruffalo President and Chief Executive Officer	William Gehl Chairman of the Board

ASTEC
NOTICE OF THE 2021 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholders:
WHAT:	2021 Annual Meeting of Shareholders of Astec Industries, Inc.
WHEN:	Tuesday, April 27, 2021 at 10:00 a.m., Eastern Daylight Time (“EDT”)
WHERE:
Our meeting will be a virtual shareholder meeting, conducted via live audio webcast, a format designed to ensure the safety of participants due to the ongoing COVID-19 pandemic and also to increase shareholder access to the meeting. In addition to online attendance, this format provides shareholders with the opportunity to hear all portions of the official meeting, submit written questions during the meeting, and vote online during the open poll section of the meeting. You are invited to attend the live webcast of our meeting, vote your shares and submit questions at www.virtualshareholdermeeting.com/ASTE2021. To join the meeting, you will need the 16-digit control number that is printed on your Notice Regarding the Availability of Proxy Materials (“Notice”). When accessing our 2021 Annual Meeting, please allow ample time for online check-in, which will begin around 9:45 a.m., EDT, on Tuesday, April 27, 2021. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information.

WHY:	We are holding the 2021 Annual Meeting for the following purposes, as more fully described in our proxy statement:
	1.	to re-elect to our Board of Directors two directors for three-year terms or until their successor is duly elected and qualified (Proposal No. 1);
	2.	to approve, on a non-binding, advisory basis, the compensation of our named executive officers (Proposal No. 2);
	3.	to approve the Astec Industries, Inc. 2021 Equity Incentive Plan (Proposal No. 3);
	4.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the calendar year 2021 (Proposal No. 4); and
	5.	to transact such other business as may be properly presented at the 2021 Annual Meeting or any adjournments or postponements thereof.
RECORD DATE:
Shareholders of record as of the close of business on February 24, 2021 (“Record Date”) are entitled to this Notice and to vote at the 2021 Annual Meeting or at any adjournment or postponement that takes place.

PROXY VOTING:
On or about March 18, 2021, we will mail to shareholders of record as of the Record Date (other than those who previously requested electronic or paper delivery on an ongoing basis) a Notice with instructions for accessing our proxy materials and voting instructions over the Internet, by telephone, or by mail. We expect that our proxy statement and other proxy materials will be available to shareholders on this same date.

Thank you for your ongoing support and we hope you can join us at our 2021 Annual Meeting.
By Order of the Board of Directors,
Anshu Pasricha
General Counsel and Corporate Secretary
March 18, 2021
Please vote your proxy as soon as possible even if you expect to attend the annual meeting live. You may vote your proxy via the Internet or by phone by following the instructions on the notice of Internet availability or proxy card, or if you received a paper copy of these proxy materials by mail, you may vote by mail by completing and returning the enclosed proxy card in the enclosed reply envelope. No postage is necessary if the proxy is mailed within the United States.

1 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
PROXY STATEMENT
SUMMARY
We are providing these materials in connection with the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting”, or the “Annual Meeting”) of Astec Industries, Inc. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting as it contains important information about matters upon which you are being asked to vote.
2021 Annual Meeting of Shareholders
Date and Time	Record Date	Location
April 27, 2021 at 10:00 a.m. EDT	February 24, 2021	This year’s meeting will be a virtual Annual Meeting at www.virtualshareholdermeeting.com/ASTE2021
Agenda and Voting Recommendations
Proposal		Board Recommendation
1	To re-elect two directors in Class II to serve until the Annual Meeting of Shareholders in 2024, or in the case of each director, until a successor is duly elected and qualified.	FOR each nominee
2	To vote on a non-binding resolution to approve the compensation of the Company’s executive officers.	FOR
3	To approve the Astec Industries, Inc. 2021 Equity Incentive Plan.	FOR
4	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the calendar year 2021.	FOR
Board of Director Nominees
The following table provides summary information about each director nominee. Each director nominee is standing for election for a three-year term or until their successor is duly elected and qualified. All of the director nominees are current directors.
Name	Age	Director Since	Principal Occupation	Committee
James B. Baker	75	2010	Managing Partner, River Associates Investments	Audit Committee (Chair) and Compensation Committee
Glen E. Tellock	60	2006	President and CEO, Lakeside Foods	Audit Committee and Compensation Committee
Corporate Governance Highlights
Strong corporate leadership of the highest ethics and integrity has long been a major focus of the Company’s Board and management. All of our directors other than Mr. Ruffalo, our CEO, are independent directors under Nasdaq Rules and our Corporate Governance Guidelines. These independent directors also meet in executive session at least four times a year after each quarterly board meeting.
Additional details about our approach to corporate governance are described starting on p. 21.

2 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Environmental and Social Responsibility Highlights
For years we have created products and acted in a way that is socially responsible. Some highlights from fiscal 2020 include:
•	Our new, reinvigorated product development process now also includes checks for energy efficiency and environmental impact in early stages of each project;
•	Reduced recordable injuries 15% compared to fiscal 2019; and
•	Updated our Supplier Code of Conduct that all suppliers are expected to comply with.
Additional details about our commitment to environmental and social responsibility are described starting on p. 9.
Shareholder Engagement Highlights
The Company oversees a rigorous, deliberate and comprehensive shareholder engagement process that builds better lines of communication between investors and management. In fiscal 2020, we participated in five investor conferences, and conducted 86 one-on-one meetings with investors.
Additional details about our shareholder engagement process, and year-around engagement cycle are described starting on p. 12.

3 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE
HELD ON APRIL 27, 2021
GENERAL INFORMATION
We are furnishing this Proxy Statement to you as part of a solicitation by the Board of Directors (the “Board”) of Astec Industries, Inc., a Tennessee corporation, of proxies to be voted at our 2021 Annual Meeting of Shareholders and at any reconvened meeting after an adjournment or postponement of the meeting. We will hold the 2021 Annual Meeting virtually on Tuesday, April 27, 2021 at 10:00 a.m. (EDT). Unless the context otherwise requires, all references in this Proxy Statement to “Astec,” “Company,” “we,” “us,” and “our” refer to Astec Industries, Inc. and its subsidiaries. Our mailing address and principal executive office is 1725 Shepherd Road, Chattanooga, Tennessee 37421. Our website is located at www.astecindustries.com/investor-relations.html. The information contained on, or that can be accessed through, our website is not a part of this Proxy Statement.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials to their shareholders on the Internet. We are pleased to take advantage of these rules and believe that they enable us to provide you with the information you need, while making delivery more efficient and more environmentally friendly. We have saved significant mailing and printing costs by providing proxy materials to you over the Internet in accordance with SEC rules. In accordance with these rules, on or about March 18, 2021, we expect to mail to our shareholders a Notice providing instructions on how to access our proxy materials and Annual Report for fiscal 2020 on the Internet. The Notice, which cannot itself be used to vote your shares, also provides instructions on how to vote online, by telephone or by completing and mailing a proxy card and includes instructions on how to request a paper copy of the proxy materials, if you so desire. The Notice includes a control number that must be entered at the website provided on the Notice in order to view the proxy materials. Whether you received the Notice or paper copies of our proxy materials, the Proxy Statement and Annual Report for fiscal 2020 are available to you at www.astecindustries.com/investor-relations.html.
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
At the Annual Meeting, you will consider and vote upon:
•	Proposal 1: The re-election of the two Class II director nominees identified in this Proxy Statement;
•	Proposal 2: The approval, on an advisory basis, of the compensation of our named executive officers;
•	Proposal 3: The approval of the Astec Industries, Inc. 2021 Equity Incentive Plan;
•	Proposal 4: The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the calendar year 2021; and
•	The transaction of any other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

4 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
What is a proxy?
The Board is asking for your proxy. This means you authorize persons selected by the Company to vote your shares at the Annual Meeting in the way that you instruct. All shares represented by valid proxies received and not revoked before the Annual Meeting will be voted at the Annual Meeting in accordance with the shareholder’s specific voting instructions.
Why am I receiving these materials?
You are receiving these materials because at the close of business on February 24, 2021, you owned shares of the Company’s common stock, $0.20 par value per share (“Common Stock”).
Who is entitled to vote at the Annual Meeting?
All shareholders of record on February 24, 2021 are entitled to attend and vote at the Annual Meeting. Each share of our Common Stock is entitled to one vote on each matter presented for a vote at the Annual Meeting. As of February 24, 2021, we had 22,613,076 shares of Common Stock outstanding.
What if I receive more than one Notice of Internet Availability or proxy card?
You will receive multiple Notices or proxy cards if you hold shares in different ways (e.g., joint tenancy, trusts, custodial accounts, etc.) or in multiple accounts. Street name holders will receive the Notice or proxy card or other voting information, along with voting instructions, from their brokers. Please vote the shares represented by each Notice or proxy card you receive to ensure that all your shares are voted.
Why is the Annual Meeting online only? How do I attend the Annual Meeting?
Our Annual Meeting will be conducted via live audio webcast. In addition to online attendance, our meeting format provides shareholders with the opportunity to hear all portions of the official meeting, submit written questions during the meeting, and vote online during the open poll section of the meeting. You may attend the meeting by visiting https://www.virtualshareholdermeeting.com/ ASTE2021. You will need the 16-digit control number that is printed on your Notice. Please allow ample time for online check-in, which will begin around 9:45 a.m., EDT, on Tuesday, April 27, 2021. If a bank, brokerage firm, or other nominee holds your shares, you should contact that organization for additional information on how to attend the Annual Meeting.
How can I access the proxy materials over the Internet?
An electronic copy of the proxy materials is available at www.proxyvote.com. You can also access the materials at www.astecindustries.com/investor-relations.html.
How can I request a paper or email copy of the proxy materials?
If you want to receive a paper or email copy of the proxy materials, you must request one. There is no charge for requesting a copy. However, please submit your request on or before April 13, 2021 to facilitate timely delivery. You may request a copy by choosing one of the following methods:
•	By Internet: www.proxyvote.com
•	By telephone: 1-800-579-1639
•	By email: sendmaterial@proxyvote.com (follow instructions on the Notice)

5 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
What matters am I voting on, how may I vote on each matter and how does the Board recommend that I vote on each matter?
The following table sets forth each of the proposals you are being asked to vote on, how you may vote on each proposal and how the Board recommends that you vote on each proposal:
	Proposal	How may I vote?	How does the Board recommend I vote?
1.	The re-lection of the two Class II director nominees identified in this Proxy Statement, each for a three-year term or until their successor is duly elected and qualified.
FOR the re-election of all Class II director nominees named herein, WITHHOLD authority to vote for all such Class II director nominees; or FOR the re-election of all such Class II director nominees other than any nominees with respect to whom the vote is specifically WITHHELD by indicating in the space provided on the proxy.
FOR each Class II director.
2.	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers.	FOR or AGAINST, or you may ABSTAIN from voting on the matter.	FOR
3.	The approval of the Astec Industries, Inc. 2021 Equity Incentive Plan.	FOR or AGAINST, or you may ABSTAIN from voting on the matter.	FOR
4.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the calendar year 2021.	FOR or AGAINST, or you may ABSTAIN from voting on the matter.	FOR
What is the voting requirement to approve each of the proposals?
The following table sets forth the voting requirements with respect to each of the proposals:
Proposal		Voting Requirement
1.	The re-election of the two Class II director nominees identified in this Proxy Statement each for a three-year term or until their successor is duly elected and qualified.
To be elected, a nominee must receive the affirmative vote of a majority of the votes present in person or by proxy and entitled to vote on this proposal, meaning that the votes cast by the shareholders “FOR” a nominee’s election must exceed the number of votes cast “WITHHELD” with respect to a nominee’s election the approval of the proposal.

2.	The approval, on an advisory basis, of the compensation of our named executive officers.
To be approved, this non-binding vote must be approved by a majority of the votes cast on this proposal, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

3.	The approval of the Astec Industries, Inc. 2021 Equity Incentive Plan.
To be approved, the Astec Industries, Inc. 2021 Equity Incentive Plan must be approved by a majority of the votes cast on the proposal, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

4.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the calendar year 2021.
To be approved, this vote must be approved by a majority of the votes cast on the proposal, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

6 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
What votes need to be present to hold the Annual Meeting?
A majority of the outstanding shares of Common Stock entitled to vote on any proposal at the Annual Meeting, either present or represented by proxy, constitutes a quorum for the Annual Meeting. A quorum is necessary to conduct business at the Annual Meeting. The presence, in person or by proxy, of holders of Common Stock representing a majority of the number of votes entitled to be cast on a specific proposal is required to consider that proposal at the Annual Meeting. Even if a quorum is established for the Annual Meeting, it is possible that a quorum may not be established for a specific proposal presented at the Annual Meeting. You will be considered part of the quorum if you attend the Annual Meeting live, vote via a toll-free telephone number, vote via the Internet or vote by proxy. Abstentions and votes withheld from director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum for the Annual Meeting, but broker non-votes do not count as “shares present” at the Annual Meeting for purposes of determining a quorum for any proposal, including the election of directors.
How do I vote?
If you are a “shareholder of record” on the Record Date, then you may attend the Annual Meeting and submit your vote or vote by proxy over the telephone, through the Internet, or by using a proxy card that you may request. To vote your shares at the Annual Meeting, please see “How do I vote my shares during the Annual Meeting?” below. To vote your shares without attending the meeting, please see “How do I vote my shares without attending the Annual Meeting?” below or the instructions on your Notice.
If you are a “beneficial owner” on the Record Date, you have the right to instruct your bank, brokerage firm, or other nominee on how to vote the shares in your account. In order for your shares to be voted in the way you would like, you must provide voting instructions to your bank, brokerage firm, or other nominee by the deadline provided in the proxy materials you receive from such organization.
Your vote is very important. Whether or not you plan to attend the Annual Meeting, you should submit a proxy or voting instructions before the Annual Meeting to ensure your vote is represented.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “shareholder of record” with respect to those shares. The Notice, or a full set of the proxy materials (including the Proxy Statement, the Annual Report for fiscal 2020 and proxy card with postage-paid envelope), as applicable, will be sent to shareholders of record beginning on or about March 18, 2021.
If your shares are held with a broker or in an account at a bank, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice or full set of proxy materials, as applicable, would have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in proxy materials or by following the instructions on the enclosed proxy card for voting online or by telephone. You will not be able to vote these shares directly unless you obtain a signed legal proxy from your broker, bank or other nominee giving you the right to vote the shares.
How do I vote my shares during the Annual Meeting?
If you hold shares of our Common Stock as the shareholder of record, you have the right to vote those shares at the Annual Meeting. If you are a beneficial owner and hold shares of our Common Stock in street name, you may vote the shares you beneficially own under a legal proxy from your bank, brokerage firm, or other nominee; please contact such organization for instructions on obtaining a proxy.
Please follow the instructions at https://www.virtualshareholdermeeting.com/ASTE2021 in order to vote your shares during the meeting, whether you hold your shares of record or in street name. You will need the 16-digit control number that is printed on your Notice to attend the Annual Meeting. Please allow ample time for online check-in, which will begin at approximately 9:45 a.m., EDT, on April 27, 2021.
How do I vote my shares without attending the Annual Meeting?
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Vote by Internet by going to www.proxyvote.com at any time up until 11:59 p.m., EDT, on April 26, 2021. Please have your Notice or proxy card in hand when you access the website and then follow the instructions.

•	Vote by telephone at 1-800-690-6903 at any time up until 11:59 p.m., EDT, on April 26, 2021. Please have your Notice or proxy card in hand when you call and then follow the instructions.
•
Vote by mail if you requested and received a proxy card. Please mark, sign, and date your proxy card and return it in the postage-paid envelope we provided with it or return it to Vote Processing, c/o Broadridge , 51 Mercedes Way, Edgewood, NY 11717.

Can I change my mind and revoke my proxy?
Shareholders generally have the right to revoke their proxy or voting instructions before their shares are voted at the Annual Meeting, subject to the voting deadlines described above.
•	Shareholders of record: If you are a shareholder of record, you may revoke a proxy by:
○	completing and returning a later dated proxy card;
○	granting a subsequent proxy via Internet or telephone;

7 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
○	delivering written notice to our Secretary at our principal executive office, bearing a date later than the proxy, stating the proxy is revoked; or
○	voting your shares online at the Annual Meeting.
•	Beneficial owners: If you are a beneficial owner of shares but not the shareholder of record:
○	you may submit new voting instructions by contacting your broker, bank or other nominee; or
○	you may vote at the Annual Meeting if you obtain a legal proxy as described in the answer to the question “How do I vote my shares during the Annual Meeting?” above.
All shares represented by valid proxies received and not revoked will be voted at the Annual Meeting in accordance with the shareholder’s specific voting instructions.
What if I return my proxy card or vote by Internet or phone but do not specify how I want to vote?
If you are a shareholder of record and sign and return your proxy card or complete the online or telephone voting procedures, but do not specify how you want to vote your shares, we will vote them, in accordance with our Board’s recommendation, as follows:
•	FOR the re-election of each of the Class II director nominees identified in this Proxy Statement;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	FOR the approval of the Astec Industries, Inc. 2021 Equity Incentive Plan; and
•	FOR the ratification of KPMG LLP as our independent registered public accounting firm for the calendar year 2021.
How are votes counted?
In the election of the Class II director nominees, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or both of the nominees. If you withhold your vote with respect to any nominee, your shares will be considered to have been voted against the nominee. For all other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it will have no effect on the outcome of those other proposals.
What is the effect of broker non-votes?
Under Rule 2251 of the Nasdaq Marketplace Rules (the “Nasdaq Rules”), if you are a beneficial owner, your broker, bank or other nominee only has discretion to vote on certain “routine” matters without your voting instructions. These rules also provide, however, that when a proposal is not a “routine” matter and your broker, bank or other nominee has not received your voting instructions with respect to such proposal, your broker, bank or other nominee cannot vote your shares on that proposal. When a broker, bank or other nominee does not cast a vote for a non-routine matter, it is called a
“broker non-vote.” Your broker, bank or other nominee may not vote your shares with respect to any of the proposals other than the ratification of the appointment of KPMG LLP in the absence of your specific instructions as to how to vote with respect to these matters, because under such rules these matters are not considered “routine” matters. Broker non-votes will have no effect on the election of directors, the advisory vote on the compensation of our named executive officers, or the approval of the Astec Industries, Inc. 2021 Equity Incentive Plan.
The ratification of the appointment of KPMG LLP is considered a routine matter and as a result there will be no broker non-votes with respect to this proposal.
Who will count the votes?
A representative of Broadridge Financial Solutions, Inc. will act as the inspector of elections and count the votes.
Where can I find the voting results?
We will announce the preliminary voting results at the Annual Meeting. We will also publish voting results in a current report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting. If on the date of this Form 8-K filing the inspector of elections for the Annual Meeting has not certified the voting results as final, we will note in the filing that the results are preliminary and publish the final results in a subsequent Form 8-K filing within four business days after the final voting results are known.
Who will pay the costs of soliciting these proxies?
We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice, or a full set of the proxy materials (including the Proxy Statement, the fiscal 2020 Annual Report and proxy card with postage-paid envelope), as applicable, and any additional information furnished to shareholders. Broadridge will assist us in distribution of the proxy materials and will provide voting and tabulation services for the Annual Meeting. We may reimburse banks, brokers, custodians and nominees for their reasonable costs of forwarding proxy materials to beneficial owners. Original solicitation of proxies may be supplemented by electronic means, mail, facsimile, telephone or personal solicitation by our directors, officers or other employees. No additional compensation will be paid to our directors, officers or other employees for such services.
What is the deadline for shareholders to propose actions for consideration at the 2022 annual meeting of shareholders?
November 15, 2021 is the deadline for shareholders to submit proposals to be included in our proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for our 2022 annual meeting of shareholders. Proposals by shareholders must comply with all requirements of applicable rules of the SEC, including Rule 14a-8, and be mailed to

8 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
our General Counsel and Corporate Secretary at 1725 Shepherd Road, Chattanooga, Tennessee 37421. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with Rule 14a-8 and other applicable requirements.
Shareholders who wish to nominate persons for election to our Board or propose other matters to be considered at our 2022 annual meeting of shareholders must provide us advance notice of the director nomination or shareholder proposal, as well as the information specified in our Bylaws, no earlier than December 28, 2021 and no later than January 27, 2022. Shareholders are advised to review our Bylaws, which contain the requirements for advance notice of director nominations and shareholder proposals. Notice of director nominations and shareholder proposals must be mailed to our General Counsel and Corporate Secretary at 1725 Shepherd Road, Chattanooga, Tennessee 37421. The requirements for advance notice of shareholder proposals under our Bylaws do not apply to proposals properly submitted under Rule 14a-8 under the Exchange Act, as those shareholder proposals are governed by Rule
14a-8. We reserve the right to reject, rule out of order or take other appropriate action with respect to any director nomination or shareholder proposal that does not comply with our Bylaws and other applicable requirements.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or your ownership of Company voting stock, please contact our transfer agent at:
Broadridge Corporate Issuer Solutions, Inc.
P.O. Box 1342
Brentwood, NY 11717
Internet: www.shareholder.broadridge.com
Telephone: (877) 830-4936
Email: shareholder@broadridge.com

9 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Commitment to Environmental and Social Responsibilities
The Company is committed to continually strengthening global sustainability as we lead in the innovation of everything we do from “Rock to Road”. As such, while we are proud of our longstanding commitment to sustainability, we are also committed to making informed choices that improve our corporate governance, financial strength, operational efficiency, environmental stewardship, community engagement, and resource management, and dedicated to expanding our efforts related to, and integrating, sustainability into our business strategy and operations.
Consistent with our core values of “Safety, Devotion, Integrity, Respect, Innovation,” our goal is to be recognized by our customers as the preferred supplier, by our employees as a safe, diverse, and inclusive workforce, by the industry as being at the forefront of innovation, and by our stakeholders as an ethical company. In 2020, we began implementing a plan to expand our environmental, social, and governance (“ESG”) disclosures, metrics, goals, and governance oversight. This journey commenced after extensive dialogue with our stakeholders and with the strong support of and collaboration with our Board of Directors. As part of our evolving strategy, we intend to deploy ESG-related goals and key performance indicators across our businesses, and to report on material goals and our performance results. The Company’s ESG commitment is available at https://www.astecindustries.com/esg/.
Below is a summary of some of our efforts.
ESG Oversight and Leadership
In 2020, the Company formed an ESG Steering Committee, comprised of the following executive officers and other senior officers of the Company:
•	Chief Executive Officer
•	Chief Information Officer
•	Senior Vice President and Chief Human Resources Officer
•	Senior Vice President of Administration and Investor Relations
•	Senior Vice President of Operational Excellence
The Board of Directors provides direct oversight of the Company’s ESG efforts as the ESG Steering Committee reports to the Nominating and Corporate Governance Committee.
In addition, all of the Company’s operations now maintain formal programs that are working on establishing goals and measuring progress towards those goals regarding reductions and disposal of hazardous substances, recycling and minimization of power consumption, among other efforts. While we do not currently track environmental metrics on a company-wide basis, the Company recognizes the value and importance of reducing its impact on the global environment, and we comply with all applicable environmental laws and regulations by maintaining many initiatives and practices that reduce its impact on the environment. Some examples of such initiatives and practices include replacement of older, less-efficient lighting with energy efficient motion-based LED lighting, active waste recycling, and water and paper consumption reduction programs. In addition, when considering an acquisition or partnership, the Company embeds questions specific to the environment within its due diligence approach. These include claims, policies, certifications and procedures relative to environmental management. We ask these in an effort to both promote positive environmental policies and practices as well as to minimize any risk when assessing the acquisition candidate.
New Product Development and Environmental Impact
Our efforts to continue to develop environmentally friendly products build upon our rich history of such efforts. Asphalt is one of the most recycled products in the U.S., and several of our products, both new and old, have been developed with an eye towards reducing fuel consumption, eliminating smoke and smell, eliminating trucking of materials to a central site, and reducing the need for virgin oil products. These historical innovations include:
•
Double Barrel drum mixer (our drum inside a drum invention) that allows operators of asphalt plants to use one fuel source to both pre-heat aggregate and heat the mixing drum, thereby eliminating the need for separate fuel sources for separate drums in which to heat and mix the aggregate.

•
Double Barrel Green System that expands liquid asphalt as it enters into the mixing section of the asphalt plant which allows the production of asphalt at much lower temperatures and allows the use of higher amounts of recycled material, thereby eliminating smoke and smell, and reducing fuel consumption by up to 14% compared to traditional single-drum asphalt plants.

•	Cold planers that remove and grind the old asphalt pavement for use in new mixes.
•	Cold-in-place recyclers and stabilizers that recycle material thereby eliminating trucking of materials to a central site.
•
Firestorm water heaters, with thermal efficiency of 99 percent, are used in the production of concrete, asphalt storage tanks and terminals and other applications. This provides major savings in fuel costs compared to heating water storage tanks.

•	Crushing equipment which crushes recycled asphalt thereby increasing the amount of recycled material used in the mix and significantly reducing the need for virgin oil products.
•	GT205 track screening plants use hybrid power consisting of electricity and fuel to reduce fuel usage.

10 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
•
Track-mounted wood chipping and recycling equipment is used to produce mulch and compost from waste wood. The unit not only reclaims fiber, but it removes material from the waste stream that fills our landfills, thus extending the life of existing landfills.

•	Astec machines have Tier 4 Final emissions technology that reduce particulate matter and NOx emissions.
Our new, reinvigorated product development process also includes checks for energy efficiency and environmental impact in early stages of each project. We believe that as we pursue these sustainability initiatives that support our employees, customers, and communities, these initiatives will ensure that our businesses continue to create long-term value for our shareholders.
Human Capital Management and Corporate Culture
Our employees are guided by our vision: To connect people, processes and products, advancing innovative solutions from “Rock to Road” as OneASTEC. We are also guided by our values and our code of business conduct. In everyday work, our employees embody our core values of Safety, Devotion, Integrity, Respect and Innovation and in doing so, directly contribute to our reputation. Employees take pride in their work and value learning from one another. While our employees hold our values in common, they respect different perspectives and appreciate the opportunity to work with those with diverse backgrounds. We encourage employees to become involved in their communities and many employees do contribute their time and talents to community efforts. Our employees contribute to our efforts to provide a safe and healthy workplace for all, especially through the COVID-19 pandemic.
In response to the COVID-19 pandemic, we implemented significant changes that we determined were in the best interest of our employees, partners, and the communities in which we operate, and which complied with government orders. This included having those employees who could, work from home to the extent they were able and implementing additional safety measures for our production and other employees continuing critical on-site work. Closely following the recommendations of the World Health Organization, the U.S. Centers for Disease Control and local governments, we also took the following actions to ensure our employees were safe:
•	adjusted work schedules to allow appropriate gaps between work-shifts enabling the proper amount of social distance between employees;
•	provided additional personal protective equipment to employees;
•	enabled employees to work from home where possible;
•	limited employee travel and encouraged quarantine upon return;
•	developed a special COVID-19 quarantine policy that mandated employees to take time off;
•	increased hygiene, cleaning and sanitizing procedures at all locations;
•	implemented temperature-taking and screening protocols for outside guests as well as employees upon entering facilities;
•	launched a COVID-19 task force to increase communications and ensure our employees had access to up-to-date and accurate information; and
•	started increasing the use of technology to hold meetings virtually where possible.
We manufacture products deemed essential to critical infrastructure industries, including health and safety, food and agriculture, and energy, and as a result, all of our production sites have continued to operate during the COVID-19 pandemic (other than our operations in Northern Ireland and South Africa that temporarily ceased manufacturing early during the pandemic as directed by their local governments). This was possible because of our investments in creating physically safe work environments for our employees.
Compensation and Benefits
We provide robust compensation and benefits. In addition to salaries, these programs, which vary by country/region, can include annual bonuses, share-based compensation awards, a 401(k) plan with employee matching opportunities, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, family care resources, flexible work schedules, adoption and surrogacy assistance, employee assistance programs, tuition assistance and on-site services at several of our sites, such as health centers and fitness centers, among many others.
Health and Safety
The well-being and safety of our employees is a paramount value for us and this is consistent with our core values. We manage safety at (and from) the highest levels, using the same tools we employ to measure and improve other aspects of business performance, such as continuous improvement, key performance indicators, scorecards and performance management. More particularly, we undertake the following actions:
•
provide mandatory safety trainings each month at our production facilities, which are designed to focus on empowering our employees with the knowledge and tools they need to make safe choices and to mitigate risks;

•	local management completes safety management courses and cascade these safety practices throughout the organization, including daily “safety huddles” for each work-shift;
•	we use safety scorecards, standardized signage, and visual management throughout our facilities, in addition to traditional safety training; and
•	regularly feature safety best practices in our employee newsletters and town halls.
Our Company aspires to reduce its lost time and recordable injuries each year. During the year ended December 31, 2020, we experienced a 15% reduction in our recordable injuries compared to the year ended December 31, 2019, including zero recordable injuries at eight of our sites. Our OSHA Incident Rate also experienced a slight decline from 1.40 for the year ended December 31, 2019 to 1.39 for the year ended December 31, 2020.

11 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Talent Development, Diversity, Equity and Inclusion
Our key talent philosophy is to develop talent from within and supplement with external hires. This approach has yielded a deep understanding among our employee base of our business, products, and customers, while adding new employees and ideas in support of our continuous improvement mindset. Our talent acquisition team uses internal and external resources to recruit highly skilled and talented workers, and we encourage employee referrals for open positions.
We provide all employees a wide range of professional development experiences, both formal and informal, at all stages in their careers. In addition, talent development and succession planning for critical roles is a cornerstone of our talent program. Development plans are created and monitored for critical roles to ensure progress is made along the established timelines.
One of our core values – Respect – reflects the behavior we strive to include in every aspect of the way we conduct business. We recognize that our best performance comes when our teams are diverse and inclusive, and accordingly, we have begun work on building diverse talent pools as part of our recruitment efforts. With the support of our Board of Directors, we continue to explore additional diversity, equity and inclusion initiatives.
We rely on our individual operating sites to regularly gather employee feedback, using the method each such site believes is most appropriate. In some instances that feedback is obtained through “Town Hall” formats; in other instances it is obtained through surveys. However the feedback is collected, the Company expects its managers to solicit and, where applicable, use employee feedback to improve its business practices and working environment. In addition, our CEO has held 10 “roundtable” sessions in 2020. In each such session, up to 10 employees sign up to participate in a virtual roundtable to ask questions about activities of the Company and provide feedback about all activities that they encounter in their employment with the Company. These roundtables (intentionally capped at 10 participants to encourage candid conversations) have provided invaluable direct feedback to our senior management to effect meaningful change around communicating the activities of the Company to all employees. We expect such roundtables to continue for the foreseeable future.
Overseeing Employee Ethical Standards and Adherence
As it relates to customers, investors, suppliers and partners, the Company is dedicated to conducting business with integrity and responsibility for the greater good. We promote honest and ethical conduct, compliance with applicable government regulations and accountability by all of our directors, officers and employees. When considering an acquisition or partnership, the Company embeds questions specific to human capital management within its due diligence approach. These questions are in the areas of culture, equal employment opportunity, compliance with governing bodies, ethics, as well as employee benefits. We ask these questions in an effort to ensure that the acquisition candidate is a positive cultural fit and to minimize any risk when assessing the acquisition candidate. In addition, we undertake following efforts in this arena:
•
Astec Code of Conduct and Ethics (“Code of Ethics”), available at https://astecindustries.com/legal/corporate-code-of-conduct.html sets forth our expectations of our employees, officers, directors and other stakeholders in respect of dealing fairly and honestly with our stakeholders: shareholders, customers, suppliers, competitors and employees. All of us are expected to behave in an ethical manner and to not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice. Our CEO, CFO, and other senior financial officers, including site controllers, are expected to comply with additional standards of conduct that are listed under the section of the Code of Ethics entitled “Supplemental Standards for Chief Executive Officer and Other Senior Financial Officers.”

•
Anonymous employee hotline for reporting possible violations of Code of Ethics is administered by an outside vendor. Telephone operators for this compliance hotline have been trained to receive the calls and generate a report to be sent to the compliance officer of the Company.

•	Mandatory code of conduct training for all employees, including annual re-certifications.
Supplier Code of Conduct
Only suppliers who comply with the expectations detailed in our Core Values, Code of Business Conduct and Ethics, Conflict Minerals Policy, California Transparency in Supply Chain Act and contract terms and conditions will be permitted to supply materials or services to Astec. Astec verifies its supply chain through the supplier onboarding and contracting process and under our Conflict Minerals program. As part of those programs, our suppliers are expected to respect all individuals and promote the core values of dignity and honor in their operations. This includes zero tolerance for human trafficking and illegal labor practices in the supply chain. Those organizations that don’t follow our rigorous standards will not be permitted to do business with us. Our Supplier Code of Conduct is available at https://www.astecindustries.com/esg/.

12 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Shareholder
Engagement
We value our shareholders’ views and insights, and are particularly proud of our frequent and active shareholder engagement in fiscal 2020. Shareholder feedback received through this engagement is an integral part of our corporate governance practices. In fiscal 2020, with most tradeshows cancelled as a result of the COVID-19 global pandemic, we responded to the related shelter-in-place and safety measures by shifting our investor outreach online by participating in virtual investor conferences and virtual investor meetings. A summary of recent outreach is listed below:
•	Participated in five investor conferences
•	Conducted 86 one-on-one meetings with investors
•	Hosted an Investor Day
Shareholder Engagement Process
The Company oversees a rigorous, deliberate and comprehensive shareholder engagement process that builds better lines of communication between investors and management. Over the last several years, our management team has engaged with a significant number of our largest shareholders to hear their perspectives about issues that are important to them, both generally and with regard to the Company. This has helped us build informed and productive relationships with our shareholders. This program complements the ongoing dialogue throughout the year among our shareholders and our Chief Executive Officer, Chief Financial Officer, and SVP of Investor Relations on financial and strategic performance of the Company. In fiscal 2020, in addition to sharing our response to the pandemic, we focused on updating the shareholders on our transformational pillars: Simplify, Focus, and Grow.
We believe that this shareholder engagement process promotes transparency between the Board and our shareholders and builds informed and productive relationships.

13 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Shareholder Engagement Cycle
Our year-round engagement cycle with the investors is reflected below:

Please continue to share your thoughts or concerns at any time. The Board has established a process to facilitate communication by shareholders with the Board, described below.
Communications with the Board
The Board has unanimously adopted a process to facilitate written communications by shareholders to the Board. Shareholders wishing to write to the Board or a specified director or committee of the Board should send correspondence to: Board of Directors, c/o General Counsel and Corporate Secretary, Astec Industries, Inc., 1725 Shepherd Road, Chattanooga, Tennessee 37421. The Corporate Secretary will promptly forward a copy of such communications to the members of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) or committee of the Board, to all members of the Board.

14 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
BOARD OF
DIRECTORS
Our Board’s responsibility, on behalf of our shareholders, is to oversee the conduct of our Company’s business, provide advice and counsel to our Chief Executive Officer and senior management, protect our Company’s best interests and foster the creation of long-term value for our shareholders. Our Board currently consists of 11 directors, including Mr. Daniel Frierson, who is not standing for re-election at the Annual Meeting. In connection with Mr. Frierson’s decision to not stand for re-election at the Annual Meeting, the Board has determined to decrease the size of the Board to 10 directors, effective as of the Annual Meeting. Our Board is divided into three classes with staggered three-year terms.
Name	Age	Class	Director Since	Current Term Expires	Position	Committee Membership
						AC	CC	NCGC
Dorey, William G	76	I	2011	2023	Former President & CEO of Granite Construction Incorporated	•	Chair
Gehl, William D	74	I	1999	2023	Former CEO of Gehl Company	•
Potts, Charles F	76	I	2014	2023	Former CEO of Heritage Construction and Materials	•		•
Ruffalo, Barry A	51	I	2019	2023	President and CEO of Astec Industries, Inc.
Baker, James B	75	II	2010	2021	Managing Partner of River Associates Investments, LLC	Chair	•
Frierson, Daniel K	79	II	1994	2021	CEO of The Dixie Group, Inc.	•		Outgoing Chair
Tellock, Glen E	60	II	2006	2021	President and CEO of Lakeside Foods	•	•
Cook, Tracey H	53	III	2018	2022	VP of Fluor & President of AMECO	•	•
Howell, Mary L	68	III	2019	2022	CEO of Howell Strategy Group	•		Incoming Chair
Sansom, William B	79	III	1995	2022	CEO of The H.T. Hackney Co.	•		•
Southern, William Bradley	61	III	2018	2022	CEO of Louisiana-Pacific	•	•
AC: Audit Committee CC: Compensation Committee NCGC: Nominating and Corporate Governance Committee

15 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021

CURRENT BOARD COMPOSITION

10 of 11 directors are independent

2 of 11 directors are female

AGE DIVERSITY

Average
Age 68 years
54.5%
Over 70
18.2%
under 60
27.3%
60 to 70

BOARD TENURE

Average
Tenure 12 years
36.3%
less than 5 years
18.2%
5 to 10 years
18.2%
11 to 15 years
27.3%
Over 15 years

Summary of Director Qualifications and Experience Matrix
Our Board possesses a mix of diversity in terms of gender, background, age, skills, business experience, service on our Board and the boards of other organizations, and viewpoints. Each director is individually qualified to make unique and substantial contributions. Collectively, our directors’ diverse viewpoints and independent-mindedness enhance the quality and effectiveness of Board deliberations and decision making. This blend of qualifications, attributes, and tenure results in highly effective leadership.
The table below summarizes the skills, qualifications and attributes that are most important to us, and how the composition of our nominees for the Board meets these needs are explained in the next table.
Qualifications & Attributes
Accounting/Auditing: We operate in a complex financial and regulatory environment with disclosure requirements, detailed business processes and internal controls.

Finance: Our business involves complex financial transactions and reporting requirements. We seek to have a number of directors who qualify as audit committee financial experts (as defined by the Exchange Act), and we expect all of our directors to be financially knowledgeable. As part of this qualification, we also seek directors who have relevant risk management experience.

Government/Regulatory: As a public company and responsible corporate citizen, we expect effective oversight and transparency, and our shareholders demand it. In addition, we seek directors with experience interacting with governmental agencies because our business is directly affected by governmental actions and socioeconomic trends.

Human Resources/Compensation: Attracting and retaining motivated individuals is key to success. We progressively evaluate and enhance human capital programs and diversity and inclusion initiatives. Our compensation programs are equitable and in line with shareholder interests.

Industry Experience: Experience in the industrial goods industry provides a relevant understanding of our business, strategy and marketplace dynamics. As such, we seek to have directors with experience as executives or directors or in other leadership positions in the industries in which we participate.

International: With global operations in several countries and prospects for further expansion, international experience helps us understand opportunities and challenges.
Manufacturing/Operational Excellence: Our core competencies include the design, engineering and fabrication of heavy equipment. We employ best practices to maximize operational efficiencies.
Mergers & Acquisitions: Mergers and acquisitions provide the opportunity to grow domestically and internationally.

16 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Qualifications & Attributes

Public Company Executive Experience: Experience in leading a large, widely-held organization provides practical insights on need for transparency, accountability and integrity, driven by practical understanding of organizations, processes, strategy and risk management, and know-how to drive change and growth.

Strategy: As a publicly-traded business, strategic planning and development are the foundation of achieving success.

Technology: We embrace technology to deliver products and services to the market, manage stakeholder data and enhance the customer experience. As such, we seek directors with backgrounds in technology because our success depends on developing and investing in new technologies and access to new ideas.

Qualifications & Attributes	Gehl	Baker	Frierson	Sansom	Howell	Tellock	Potts	Dorey	Cook	Southern	Ruffalo
Accounting/Auditing	•	•			•	•		•	•
Finance	•	•	•	•	•	•		•	•	•	•
Government/Regulatory							•	•
Human Resources/Compensation			•	•			•	•	•	•	•
Industry Experience	•	•		•	•	•	•	•	•		•
International						•			•		•
Manufacturing/Operational Excellence		•		•			•			•	•
Mergers & Acquisitions		•	•	•		•	•	•	•	•	•
Public Company Executive Experience	•	•	•		•	•	•	•	•	•	•
Strategy	•		•		•	•	•		•	•	•
Technology							•				•
Board Refreshment
We routinely assess the composition of the Board and aim to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspective that can come from adding new members. Since 2017, we have added four diverse and highly-qualified directors to the Board (including Mr. Ruffalo). In addition, in 2017, the Board approved a Director Transition Plan which stipulates, unless waived by a majority vote of all of the directors then on the Board, any new director that reaches his or her 75th birthday will retire from the Board following the election of new directors at the next Annual Meeting of shareholders. Under the approved plan, all directors serving on the Board as of July 27, 2017 are eligible to serve for at least one additional complete term upon the expiration of their then current term.

17 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Nominees for Election of Class II Directors
The Board has nominated the following directors for re-election as Class II directors for three-year terms expiring at the Annual Meeting of Shareholders in 2024:
James B. Baker
Age: 75

James Baker has been a Managing Partner of River Associates Investments, LLC and predecessor entities, a private equity investment fund which partners with management teams in buyouts, divestitures and recapitalizations of lower middle market companies since 2001. From 1993 to 2001, he was a Partner in River Associates, LLC. Mr. Baker was President and Chief Operating Officer (1991-1992) and Senior Vice President (1987-1991) of CONSTAR International, Inc., a plastics container manufacturer. Mr. Baker also formerly served as a director of Wellman, Inc. and US Xpress. Mr. Baker has been a director of the Company since 2010.
Mr. Baker’s strong background in all aspects of executing acquisitions, both in the U.S. and internationally, are valuable to the Company. He also has over 31 years of experience in strategic planning and operating decisions for middle market companies in a variety of industries. Mr. Baker, who serves as one of the financial experts of the Company’s Audit Committee, has a financial background and has had a wide range of experience in financial reporting for publicly-owned companies. He has served as an independent director on the audit committees of two public companies, had primary responsibility for the financial reporting of a public company and also worked with several public companies during his career with Arthur Andersen & Co.

Glen E. Tellock
Age: 60

Glen E. Tellock has been the President and CEO of Lakeside Foods, a privately-held international food processor, since May 2016 and plans to retire from this position effective May 2021. Previously, he served as the President and CEO of The Manitowoc Company, a manufacturer of construction and food service equipment, from May 2007 until October 2015. He also served as Chairman of the Board of The Manitowoc Company from February 2009 until October 2015. Prior to that, he served as Senior Vice President of The Manitowoc Company beginning in 1999 and President and General Manager of Manitowoc Crane Group beginning in 2002. Prior to joining Manitowoc in 1991, Mr. Tellock served as Financial Planning Manager with the Denver Post Corporation and as Audit Manager with Ernst and Whinney (now Ernst & Young, LLP). Mr. Tellock also currently serves as a director on the board of Badger Meter, Inc. Mr. Tellock has been a director of the Company since 2006.
Mr. Tellock, who serves as one of the financial experts of the Company’s Audit Committee and has previously served as an audit manager of a major accounting firm, provides the Board with extensive knowledge and experience with respect to financial reporting and risk assessment.
Accordingly, Mr. Tellock’s depth of public company leadership experience, expertise in managing complex manufacturing operations and knowledge in leading a multi-billion-dollar global company are especially valuable to the Board and management team. In addition, his knowledge of manufacturing and marketing of construction equipment both domestically and internationally provides the Board unique perspective.

18 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Continuing Directors Not Standing For Re-Election
The following Class III directors’ terms will continue until the 2022 Annual Meeting of Shareholders:
Tracey H. Cook
Age: 53

Tracey H. Cook has been a Vice President of Fluor and President of AMECO since 2014. Fluor is a Fortune 500 engineering and construction company and AMECO offerings include construction equipment, tools and scaffolding solutions. Ms. Cook joined Fluor Corporation in 1989 and, beginning in 2001, served as AMECO’s Chief Financial Officer, VP of Regional Operations for North America/Caribbean and Chief Operations Office for the business globally before becoming its President in 2014. Prior to 2001, she worked in finance on multiple projects with various industry groups in addition to new business and e-commerce initiatives for Fluor. She then transferred to AMECO where she was instrumental in divesting the North American commercial equipment dealerships in 2001. She has a B.S. in Accounting from the University of South Carolina and has completed several executive management and leadership programs including Wharton and Thunderbird. Ms. Cook has been a director of the Company since 2018.
Ms. Cook brings nearly 31 years of experience in optimizing operations, finance, international business and the construction equipment industry. As a leader at a Fortune 500 engineering and construction company, Ms. Cook is uniquely qualified to provide relevant expertise that is very valuable to the Company as it executes its strategy. Ms. Cook serves as one of the financial experts of the Company’s Audit Committee.

Mary L. Howell
Age: 68

Mary L. Howell has served as Chief Executive Officer of Howell Strategy Group, an international consulting firm, since the firm’s founding in 2010. Previously, Ms. Howell served as Executive Vice President of Textron Inc. from 1995 to 2009. She also served on the Textron Management Committee, which was composed of Textron’s top five executives responsible for the management of the company, for over 15 years. Ms. Howell served as Lead Director of the Board of Directors of Esterline Corporation, an aerospace and defense company until 2018. In addition, she serves on the Board of Vectrus, an industry-leading facilities management, logistics and network communications services company, and is a member of its Audit and Compensation Committees and Chairs the Strategy Committee. In 2008, Ms. Howell received the Charles Ruch Semper Fidelis Award and in 2010 became an Honorary Marine for her long-standing commitment to the U.S. Marine Corps and her leadership in various programs that have supported the Marine Corps mission. She graduated from the University of Massachusetts at Amherst with a Bachelor of Science Degree. Ms. Howell has been a director of the Company since 2019.
Ms. Howell has extensive experience in global operations, marketing, sales, business development and merger and acquisition transactions that strengthen the Board’s oversight of the Company’s strategic plans and enterprise risk. Ms. Howell also has significant board experience that has given her insight to sophisticated risk management practices that contributes to the Board’s oversight of the Company’s complex global operations.

William B. Sansom
Age: 79

William B. Sansom has served as the Chairman and Chief Executive Officer of The H.T. Hackney Co., a diversified wholesale food distributor in the Southeast and Midwest United States, since 1983. Formerly, Mr. Sansom served as the Tennessee Commissioner of Transportation from 1979 to 1981 and as the Tennessee Commissioner of Finance and Administration from 1981 to 1983. Mr. Sansom has also previously served as a director of the board of the Tennessee Valley Authority, including two terms as its Chairman; as a director on the board of First Horizon National Corporation; as a director of Martin Marietta Materials, Inc.; and has served as a director of Mid-American Apartment Communities. Mr. Sansom served for 15 years on the University of Tennessee Board and was vice-chairman for 8 of those years. He also served on the Wake Forest Board and the Oak Ridge National Lab Board. Mr. Sansom has been a Director of the Company since 1995.
Mr. Sansom brings over 35 years of experience as a CEO and Chairman of a diversified distribution/manufacturing company. Having also served in numerous governmental positions for the State of Tennessee, Mr. Sansom offers information and insight into areas of government relations and regulatory issues. Mr. Sansom has also previously served on the Board of Directors of the National Crushed Stone Association and has former business experience in the aggregate industry when he was the President of American Limestone Company. Currently Mr. Sansom is a major owner, with his family, in a vermiculite mining company.

19 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
William Bradley Southern
Age: 61

William Bradley Southern is the current Chairman of the Board of Directors of Louisiana-Pacific (“LP”), a global leader of high-performance building solutions based in Nashville, Tennessee, where he has also served as Chief Executive Officer and a member of the Board of Directors since 2017. Mr. Southern joined LP in 1999 and led LP’s siding business from 2005 to 2015 before taking the lead for OSB operations, a position he held until he was named Chief Operating Officer in 2016. Mr. Southern began his career with MacMillan Bloedel as a forester, where he held a variety of jobs in forestry, strategic planning, finance, accounting and plant management. He has a B.S. and a master’s degree in Forest Resources, both from the University of Georgia. Mr. Southern has been a director of the Company since 2018.
Mr. Southern brings to the Company more than 20 years of experience in the building materials manufacturing industry, including three years as CEO of a high-performance building solutions company. The Company benefits from his strong focus on operational execution and his fresh insights and perspective as the Company continues to execute its strategic plan to accelerate growth, improve profitability and drive shareholder value.

The following Class I directors’ terms will continue until the 2023 Annual Meeting of Shareholders:
William G. Dorey
Age: 76

William G. Dorey served as Director, President and Chief Executive Officer of Granite Construction Incorporated from 2004 until his retirement from employment in 2010. Mr. Dorey continued to serve as a Director of Granite Construction until June 2017. Granite Construction is a publicly traded heavy civil contractor engaged in the construction and improvement of roads, mass transit facilities, airport infrastructure, bridges, dams and other infrastructure-related projects and the production of sand, gravel and asphalt concrete and other construction materials. Mr. Dorey started his career with Granite Construction in 1967 and held numerous positions over his 42 years with the company. Mr. Dorey has also served in various industry leadership roles, including founding Chairman of the Construction Industry Ethics and Compliance Initiative (CIECI) Steering Committee, trustee of the Norman Y. Mineta International Institute for Surface Transportation Policy Studies, member on the Construction Industry Round Table (CIRT), director of the California Chamber of Commerce, and director of the California Business Roundtable. Mr. Dorey has been a director of the Company since 2011.
Mr. Dorey has extensive experience within the infrastructure construction industry and his knowledge and understanding of the industry and our customer needs provides valuable insight to the Company.

William D. Gehl
Age: 74

William D. Gehl who currently serves as the Chairman of the Board of Astec Industries, also previously served as a member of the Board and Chief Executive Officer of Gehl Company, a company engaged in the manufacturing of compact construction equipment, from 1987 and 1992, respectively, until his retirement in 2009. Mr. Gehl also served as Chairman of the Board of Gehl Company from 1996 until his retirement. Since June 2011, Mr. Gehl has been an owner and Chairman of IBD of Southeastern Wisconsin, an exclusive distributor of Interstate Batteries in southeastern Wisconsin. Mr. Gehl also serves as Chairman of the Board and a Director of FreightCar America, a public company engaged in the manufacturing of railroad freight cars. Mr. Gehl is a member of the state bars of Wisconsin and Florida. Mr. Gehl has been a Director of the Company since 1999.
Mr. Gehl, having served as the CEO of a publicly owned construction equipment manufacturing company for 17 years, brings a broad range of experiences in both strategic planning and management. Mr. Gehl’s manufacturing, marketing and financing knowledge is very valuable to the Company.

20 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Charles F. Potts
Age: 76

Charles F. Potts is the Chairman of the Board of Heritage Construction and Materials, a provider of construction materials and services that operates in the Midwest United States and China. He previously served as Chief Executive Officer of Heritage Construction and Materials from 2003 thru 2012. Prior to joining Heritage Construction and Materials, Mr. Potts was employed as an executive officer of Ashland, Inc., where he served as President of APAC Inc. and Senior Vice President of Ashland Inc. Mr. Potts also served as the Director of Construction of the Florida Department of Transportation for 18 years. Mr. Potts has previously served as the Chairman of the Board of the National Center for Asphalt Technology, the International Center for Aggregates Research and the American Road and Transportation Builders Association. Mr. Potts has been a Director of the Company since 2014.
Mr. Potts brings extensive experience in, and knowledge of, the construction and aggregates industry to the Company. In addition to his executive leadership experience in the industry, he has conducted extensive research involving highway construction materials and pavement design and published the original guide specification for asphalt recycled pavements.

Barry A. Ruffalo
Age: 51

Barry A. Ruffalo has served as President and Chief Executive Officer (“CEO”) of Astec Industries since August 2019. Prior to joining Astec Industries, he was employed by Valmont Industries, a publicly-traded global producer of highly-engineered fabricated metal products, where he had served from 2015 to 2016 as Executive Vice President, Operational Excellence, from 2016 to 2017 as Group President - Energy & Mining, during 2017 as Group President - North America Structures/Energy/Mining and from 2018 to July 2019 as Group President of Global Engineered Support Structures. Preceding his career at Valmont Industries, from 2013 to 2015, Mr. Ruffalo served terms as President of the Irrigation and of the Infrastructure divisions of Lindsay Corporation, a publicly-traded global leader in proprietary water management and road infrastructure products and services.
Mr. Ruffalo, based on his current service as CEO of the Company and his prior service as an executive of two other companies, provides the Board with invaluable insight into industrial operations and knowledge of the Company’s current operations.

Retiring Director Not Standing for Re-Election
Set forth below is information about our director who is not standing for re-election at the 2020 Annual Meeting:
Daniel K. Frierson
Age: 79

Daniel K. Frierson has been the Chief Executive Officer of The Dixie Group, Inc., a public company in the floor-covering manufacturing business, since 1979 and has served as its Chairman of the Board since 1987. Mr. Frierson also previously served as a director on the board of Louisiana-Pacific Corporation until May 2017. Mr. Frierson had been a Director of the Company since 1994. Mr. Frierson, based on his more than 40 years of experience as a CEO of a public company and his service as a Director of the Company for more than 21 years, provided the Board with unique strategic planning and risk assessment experience. Mr. Frierson’s knowledge and experience in manufacturing also proved invaluable to the Company. We thank Mr. Frierson for his service to the Company.

21 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
CORPORATE GOVERNANCE,
THE BOARD AND ITS COMMITTEES
Principles of Corporate Governance
Strong corporate leadership of the highest ethics and integrity has long been a major focus of the Company’s Board and management. As a result, we are committed to strong corporate governance practices. Highlights of our corporate governance practices include the following:
•
Currently, an independent director serves as the Chair of the Board. The Board has the responsibility to fill the positions of Chair of the Board and Chief Executive Officer as it deems best for the Company and its shareholders from time to time. The Chair of the Board has been designated to preside at the Board meetings and executive sessions so long as he or she is an independent director. In the Chair’s absence, the Board would designate another independent director to preside at these meetings.

•	All of the Company’s directors, other than Mr. Ruffalo, are independent, and all members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent.
•	The independent directors meet in executive session without management present in connection with each quarterly Board meeting.
•
Directors must retire as of the date of the next annual meeting of shareholders after attaining age 75. Under the approved Director Transition Plan referenced above under “Board Refreshment”, all directors serving on the Board as of July 27, 2017 are eligible to serve for at least one additional complete term upon the expiration of their then current term.

•
If a director experiences a material change in his or her principal professional responsibility, including retirement from any such principal professional responsibility, such director should notify the Chair of the Board of the change and offer his or her resignation for consideration by the Board, which the Board may choose not to accept.

•	Directors are provided with orientation and continuing education opportunities on an ongoing basis relating to performance of their duties as directors.
•	The purpose, composition, structure, responsibilities and duties of each of the standing Board committees are set forth in written charters approved from time to time by the Board.
•
The Board and each of the Board committees have authority to engage outside advisers, including an independent compensation consultant and outside legal counsel, who are independent of management to provide expert or legal advice to the directors.

•
The Nominating and Corporate Governance Committee from time to time reviews the governance structures and procedures of the Company and suggests improvements thereto to the full Board, which, if adopted by the full Board, are then incorporated into our Corporate Governance Guidelines.

•	Each director must receive a majority of the shareholder votes present, in person or by proxy at the Annual Meeting.
•	We do not have a “poison pill” plan in place.
•
Our Insider Trading Policy prohibits our directors, officers and employees from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Common Stock.

Independent Directors
The Company’s Common Stock is traded in the Nasdaq National Market under the symbol “ASTE.” Nasdaq requires that a majority of the directors be “independent directors,” as defined in the Rule 5605(a)(2) of the Nasdaq Rules. Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with the Company, its external or internal auditors, or other companies that do business with the Company. The Board has affirmatively determined that all of the current directors (and director nominees), except Mr. Ruffalo, the Company’s CEO, qualify as independent directors under Nasdaq Rules and our Corporate Governance Guidelines based on an analysis of all facts specific to each director.
Board Leadership Structure and Risk Oversight
William D. Gehl currently serves as Chairman of the Board and as such presides over and sets the agenda for meetings of the Board. At certain times in the past, primarily when the CEO of the Company also served as the Chairman of the Board, the Board also appointed a Lead Independent Director. During late 2019, the Board decided to leave the position of Lead Independent Director unfilled as long as a non-executive of the Company serves as Chairman of the Board. We believe the Board’s current leadership structure facilitates the Board’s oversight of the Company’s risk management. The Company’s Board of Directors will periodically review its leadership structure to ensure that it remains the optimal structure for the Company and its shareholders.
The full Board has primary responsibility for evaluating strategic and operational risk management, and succession planning. Management informs the Board of the operational and financial risks the Company is facing, and the Board reviews the steps that

22 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
management is taking to address and mitigate such risks. The Audit Committee maintains responsibility for overseeing our major financial and accounting risk exposures and the steps management has taken to monitor and control these exposures, including policies and procedures for assessing and managing risk, as well as oversight of compliance related to legal and regulatory exposure and cybersecurity. The Compensation Committee evaluates risks arising from our compensation policies and practices, as more fully described below. The Audit Committee and Compensation Committee provide reports to the full Board regarding these and other matters.
Board Meetings and Attendance
The Company’s expectation is that all directors attend all meetings of the Board of Directors and committees on which they serve and the Annual Meeting of shareholders. During fiscal 2020, the Board of Directors held nine meetings in person or telephonically, and the Board’s committees held the meetings described below. During fiscal 2020, each director attended at least 75% of the aggregate of: (1) the total number of meetings of the Board of Directors held during their term as a director and (2) the total number of meetings held by all committees of the Board on which the director served. All of the Company’s directors who were serving in such capacity at such time were in attendance at the Company’s 2020 Annual Meeting of shareholders. The independent directors meet in executive sessions at least four times a year after each quarterly board meeting.
Board Committees
During fiscal 2020 and currently, the Company’s Board of Directors had and has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Certain information regarding the Board’s committees is set forth below.
Audit Committee
The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, annually reviews and recommends to the Board the firm to be engaged as the independent registered public accounting firm for the next year, reviews with the independent registered public accounting firm the plan and results of the auditing engagement, reviews the scope and results of the Company’s procedures for internal auditing and inquires as to the adequacy of the Company’s internal controls over financial reporting. During fiscal 2020, the Audit Committee held four meetings. The members of the Audit Committee during fiscal 2020 were, and currently are, Directors Baker (Chairman), Cook, Dorey, Frierson, Gehl, Howell, Potts, Sansom, Southern and Tellock. Mr. Baker, Ms. Cook and Mr. Tellock have been designated by the Board as Audit Committee financial experts. All members of the Audit Committee are independent (as independence is defined in the Nasdaq Rules). The Board of Directors has adopted a written charter for the Audit Committee. A copy of the Company’s current Audit Committee charter can be found on the Company’s website at www.astecindustries.com.
Compensation Committee
The Compensation Committee is authorized to evaluate, determine and approve the compensation of our executive officers , including our named executive officers with the exception of our CEO. Our Compensation Committee is also authorized to consider and recommend to the full Board the compensation of our CEO, the executive compensation plans and policies of the Company, and to administer the Company’s stock incentive plans. The Compensation Committee is also responsible for reviewing and recommending to the Board of Directors for approval any changes to the compensation program for non-employee directors.
The members of the Compensation Committee during fiscal 2020 were and currently are Directors Dorey (Chairman), Baker, Cook, Southern and Tellock. During fiscal 2020, the Compensation Committee held four meetings. All members of the Compensation Committee are independent (as independence is defined in the Nasdaq Rules). The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Company’s current Compensation Committee charter can be found on the Company’s website at www.astecindustries.com. Pursuant to its charter, the Compensation Committee may form and delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Committee.
The Compensation Committee’s primary processes and procedures for establishing and overseeing executive compensation can be found in the Compensation Discussion and Analysis section beginning on page 31 of this Proxy Statement. The Company’s Chief Executive Officer typically attends Compensation Committee meetings but is not present for the executive sessions or for any discussion of the CEO’s own compensation. The Company’s Chief Executive Officer has historically given the Compensation Committee a performance assessment and compensation recommendation for each of the other named executive officers. Those recommendations are then considered by the Compensation Committee when approving executive officer compensation.
Compensation Committee Interlocks and Insider Participation
During fiscal 2020, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. In addition, during fiscal 2020, none of our executive officers served on the board of directors or the compensation committee (or equivalent) of the board of directors of another entity whose executive officer(s) served on our Board of Directors or our Compensation Committee. None of the members of the Compensation Committee was an officer or employee of the Company during fiscal 2020 or at any time in the past.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board and committees thereof and is responsible for establishing and periodically reviewing and revising the Company’s corporate governance policies and principles. The members of the Nominating and Corporate Governance Committee during fiscal 2020 were, and currently are, Directors Frierson (Outgoing Chair), Howell (Incoming Chair), Potts and Sansom. The Nominating and Corporate Governance Committee held one

23 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
meeting in fiscal 2020 and has approved the Director nominations submitted in this Proxy Statement. All members of the Nominating and Corporate Governance Committee are independent (as independence is defined in the Nasdaq Rules). In connection with Mr. Frierson’s decision to not stand for re-election at the Annual Meeting, Ms. Howell will be appointed as the Chair of the Nominating and Corporate Governance Committee effective at the Annual Meeting.
The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors. A copy of the current Nominating and Corporate Governance Committee’s charter is available on the Company’s website at www.astecindustries.com.
Director Nomination Process
The Nominating and Corporate Governance Committee will consider written recommendations from shareholders for Company nominees to the Board. A shareholder who wishes to recommend a director candidate may do so by submitting the candidate’s name, resume and biographical information and qualifications to the attention of the General Counsel and Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. All recommendations received by the General Counsel and Corporate Secretary will be presented to the Nominating and Corporate Governance Committee for its consideration. The Nominating and Corporate Governance Committee will consider those candidates who meet the criteria described below, and the Nominating and Corporate Governance Committee will recommend to the Board nominees who best suit the Board’s needs.
In order for a shareholder to make a nomination (rather than a recommendation) of a director candidate for election at an upcoming annual meeting of shareholders, such shareholder’s nomination must comply with the requirements set forth in the Company’s Advance Notice Bylaws provision. See the heading “Shareholder Proposals” below for additional information.
The Nominating and Corporate Governance Committee recommends nominees for election to the Board based on a number of qualifications, including but not limited to, independence, character and integrity, diversity, financial literacy, education and business experience, sufficient time to devote to the Board, and a commitment to represent the long-term interests of the Company’s shareholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a candidate that is recommended for nomination for membership on the Company’s Board by a shareholder.
The Nominating and Corporate Governance Committee identifies potential Company nominees for director through a variety of business contacts, including current executive officers, directors, community leaders and shareholders. The Committee may also, to the extent it deems appropriate, retain a professional search firm and other advisors to identify potential nominees for director.
The Nominating and Corporate Governance Committee evaluates candidates to the Board by reviewing their biographical information and qualifications. If the Nominating and Corporate Governance Committee determines that a candidate is qualified to serve on the Board, such candidate is interviewed by at least one member of the Nominating and Corporate Governance Committee and the Chief Executive Officer. Members of the Board also have an opportunity to interview qualified candidates. As described above, the Committee will also consider candidates recommended by shareholders. The Nominating and Corporate Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that the Company nominate a candidate for approval by the shareholders to fill a directorship. With respect to an incumbent director whom the Nominating and Corporate Governance Committee is considering as a potential nominee for re-election, the Committee reviews and considers the incumbent director’s service to the Company during their term, including the number of meetings attended, level of participation, and overall contribution to the Company in addition to such person’s biographical information and qualifications. The Nominating and Corporate Governance Committee gives strong consideration to a wide range of diversity factors as a matter of practice when evaluating candidates to the Board and incumbent directors, but the Committee does not have a formal policy regarding Board diversity.
In evaluating candidates to the Board, the Nominating and Corporate Governance Committee also takes into account the skill sets that are needed to balance and complement the skill sets of other candidates and members of the Board, and the skills and expertise of candidates that facilitate the Company’s compliance with the rules of the SEC and Nasdaq Rules.
The Board is nominating Mr. Baker and Mr. Tellock for election as Class II directors at the Annual Meeting, each of whom is currently a director. The Nominating and Corporate Governance Committee recommended each of the four nominees to the Board.
Anti-Hedging Policy
Pursuant to our Insider Trading Policy, our directors, officers and employees are prohibited from purchasing financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company Common Stock, such as such as prepaid variable forward contracts, equity swaps, collars, and exchange funds.
Related Party Transactions
The Company recognizes that transactions between the Company and any of its related persons (as such term is defined in Item 404(a) of Regulation S-K of the Exchange Act) can present potential or actual conflicts of interest or create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Therefore, as a general matter, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a written policy with respect to related person transactions which requires either the Company’s Audit Committee or the Company’s Compensation Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the Company’s written policy, any transaction in which the Company is or will be a participant and the amount involved exceeds $120,000, and in which any of the Company’s related persons had, has or will have a direct or indirect material interest, must be reviewed, and if appropriate, approved or ratified by either the Audit Committee or the Compensation Committee.
There were no related person transactions during fiscal 2020 that would have required approval under the Company’s related party transaction policy.

24 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Director Compensation
Name(1)	Fees Earned Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
James B. Baker	81,250	100,000	181,250
Tracey H. Cook	72,875	100,000	172,875
William G. Dorey	19,375	161,250	180,625
Daniel K. Frierson	79,250	100,000	179,250
William D. Gehl	120,625	100,000	220,625
Mary L. Howell	72,875	100,000	172,875
Charles F. Potts	13,000	161,250	174,250
William B. Sansom	22,060	161,250	183,310
William Bradley Southern	72,875	100,000	172,875
Glen E. Tellock	74,250	100,000	174,250
(1)	Mr. Ruffalo, our CEO, served as a director of the Company during fiscal 2020, but is not included in this section because he received no compensation for serving as a director.
(2)	Reflects annual retainers and supplemental annual retainers earned under the Company’s non-employee directors compensation plan and paid in cash, as described below.
(3)
Reflects the grant date fair value of (i) restricted stock units granted as payment of each director’s annual stock award, (ii) Common Stock awards granted as payment of the director’s annual retainer, with respect to Messrs. Dorey and Sansom, and (iii) deferred stock awards granted as payment of the director’s annual retainer, with respect to Mr. Potts, in each case pursuant to the Company’s non-employee directors compensation plan, as described below. The fair value of awards of Common Stock, restricted stock units and deferred stock was determined by reference to the market price of the underlying shares on the grant date and in accordance with FASB ASC Topic 718.

The following table shows the aggregate number of restricted stock units and deferred stock awards held by each director:
Director	Restricted Stock Units	Deferred Stock Awards
Mr. Baker	2,494
Ms. Cook	2,494
Mr. Dorey	2,494
Mr. Frierson	2,494	7,195
Mr. Gehl	2,494	17,967
Ms. Howell	2,494
Mr. Potts	2,494	8,983
Mr. Sansom	2,494
Mr. Southern	2,494
Mr. Tellock	2,494
Material Terms of Non-Employee Directors Compensation Plan
Our director compensation program provides for both cash and equity compensation for our non-employee directors.
Annual Retainers. All non-employee directors receive an annual board retainer fee of $65,000, which they individually elect to receive in the form of cash, stock or deferred stock.

25 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Supplemental Annual Retainers. Any non-employee director who serves as the Board’s non-Executive Chairman or Lead Director or serves on any Board committee receive a supplemental annual retainer as follows:
Service Description	Amount
Non-Executive Chairman	$50,000
Lead Director (if appointed)	$20,000
Audit Committee Chair	$15,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$10,000
Audit Committee member	$8,000
Compensation Committee member	$5,000
Nominating and Corporate Governance Committee member	$5,000
Annual Stock Award. Each non-employee director receives a grant of restricted stock units equal in value to $100,000 on the grant date on the day following each year’s annual shareholder meeting. The restricted stock units vest and convert to shares of Company Common Stock on the day prior to the next Annual Meeting of shareholders, unless the director makes an election to defer the receipt of the shares.
Non-employee directors may elect to defer the receipt of Common Stock received as payment of the annual retainer or upon conversion of restricted stock units issued as their annual stock award until the earlier of (i) his or her termination of service as a director, or (ii) another designated date at least three years after the date of such deferral election. If any dividends or other rights or distributions of any kind were distributed to shareholders prior to the non-employee director’s receipt of his or her deferred shares, an amount equal to the cash value of such distribution was credited to a deferred dividend account for the non-employee director. The deferred dividend account provided the non-employee director with the right to receive additional shares of Common Stock having a fair market value as of the date of the dividend distribution equal to the cash value of the distributions.

26 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors of the Company is divided into three classes, with the term of office of each class ending in three successive years. The terms of directors of Class II expire with this Annual Meeting. The directors of Class I and Class III will continue in office until the 2023 and 2022 Annual Meetings of shareholders, respectively. At the present time, there are four directors serving in each of Classes I and III and three directors serving in Class II, including Mr. Frierson who has decided not to stand for re-election at the Annual Meeting. In connection with Mr. Frierson’s decision to not stand for re-election at the Annual Meeting, the Board has determined to decrease the size of the Board to 10 directors and the Class II directorships to two directorships, effective as of the Annual Meeting. The shareholders are being asked to vote for the re-election of the two director nominees below to serve as Class II directors.
Name	Position with Astec
James B. Baker	Director
Glen R. Tellock	Director
The relevant experiences, qualifications, attributes and skills of each nominee that led the Board to recommend them as a nominee for director are described in the section entitled “Board of Directors—Nominees for Election of Class II Directors” beginning on page 17 above.
The persons appointed as proxies will vote the shares represented by the proxy appointment in favor of the election to the Board of Directors of each of Mr. Baker and Mr. Tellock, unless the authority to vote for any or all of the nominees is withheld or such appointment has previously been revoked. Each Class II director will be elected to hold office until the 2024 Annual Meeting of shareholders and thereafter until a successor has been duly elected and qualified. In the event that any nominee is unable to serve (which is not anticipated), the persons appointed as proxies will cast votes for the remaining nominees and for such other persons as they may select.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

27 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
EXECUTIVE OFFICERS
The executive officers of the Company and their ages are as follows:
Name	Age	Position(s)
Barry A. Ruffalo	51	President and Chief Executive Officer
Rebecca A. Weyenberg	57	Chief Financial Officer
Matthew T. Litchfield Sr.	46	Chief Information Officer
Anshu Pasricha	41	General Counsel and Corporate Secretary
Timothy A. Averkamp	49	Group President
Jaco Van der Merwe	48	Group President
Reuben Srinivasan	57	Senior Vice President and Chief Human Resources Officer
Rebecca A. Weyenberg
Age: 57

Rebecca A. Weyenberg has served as Chief Financial Officer since December 2019. From 2017 to 2019, she served as Vice President of Global Finance Operations for Welbilt, Inc. (NYSE: WBT). Prior to her work with Welbilt, she served as Chief Financial Officer and Assistant General Manager for Berkeley Hall Club, a premier golf club in Bluffton, South Carolina, from 2015 to 2017. Previously, she served as Vice President, Global Processes, Standards and Shared Services from 2010 to 2015 and as Vice President Finance, North American Region with AGCO Corporation (NYSE: ACGO), from 2006 to 2010.

Matthew T. Litchfield Sr.
Age: 46

Matthew T. Litchfield Sr. has served as Chief Information Officer since September 30, 2019. Before joining Astec Industries, he was Vice President of Information Technology at JD Norman Industries from November 2014 to September 2019. Prior to joining JD Norman, he was Global IT Director at Methode Electronics, Inc. from 2010 to 2014. Mr. Litchfield has a Bachelor of Science in Computer Science and a Master of Business Administration, concentrating in International Business. He has managed global information technology teams for 25 years, including those at Cobra Electronics Corp. and Enesco, LLC.

Anshu Pasricha
Age: 41

Anshu Pasricha has served as General Counsel since October 2020, and as General Counsel and Corporate Secretary since December 2020. Prior to his employment with the Company, Mr. Pasricha was an equity shareholder with Koley Jessen, PC, LLO in Omaha, Nebraska, where he specialized in mergers and acquisitions, divestitures, joint ventures, commercial transactions, and provided counsel to his clients on strategic positioning in transactions, restructurings, and in expanding in international markets. Mr. Pasricha began his career in law in New York in 2007, first as an associate with Sullivan & Cromwell LLP, based out of New York and Melbourne, Australia offices, and then with White & Case LLP, based out of its New York office. Mr. Pasricha graduated from SUNY Buffalo with a Master of Science in Electrical Engineering and a Juris Doctor, and also completed graduate coursework in international trade and economic geography. During law school, Mr. Pasricha served as the editor-in-chief of the Buffalo Law Review, and as a judicial intern to the late former Chief United States Judge Donald C. Pogue of the United States Court of International Trade in New York.

28 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Timothy A. Averkamp
Age: 49

Timothy A. Averkamp has served as a Group President since November 2020. Upon joining Astec in November 2019, he was appointed Group President, Construction Machinery Solutions. Prior to joining Astec Industries, he worked for Deere & Company for 22 years in various leadership positions. His positions included President of the Transaxle Manufacturing of America Joint Venture (JV) business between Deere and Yanmar/Kanzaki, Director of Business Partner Integration (BPI) over Deere’s JV businesses with Hitachi Construction Equipment Company, Director BPI over the partnership businesses with Bell Equipment, Engineering Manager Advanced R&D (Construction/Forestry Equipment), Product Marketing Manager, amongst other technical and commercial positions.

Jaco van der Merwe
Age: 48

Jaco van der Merwe has served as a Group President since January 2019 after having previously served as Group President - Energy since August 2016. From 1998 until 2016, he held various leadership positions at Epiroc (formerly part of Atlas Copco) including, among others, Vice President Marketing for the Deephole Drilling group (2013 to 2016) and President/General Manager for the Mining and Rock Excavation Customer Center (2010 to 2013). Mr. van der Merwe’s career with Atlas Copco began as a Quality Manager in 1998. Prior to joining Atlas Copco, he held various positions at Denel Aviation.

Reuben Srinivasan
Age: 57

Reuben Srinivasan has served as Senior Vice President and Chief Human Resources Officer since March 2020. Prior to his employment with Astec, Mr. Srinivasan was employed with W.W. Williams, a diversified solutions provider in mechanical service & repair, power generation, and warehousing & logistics, from October 2019 until March 2020, as Vice President, Human Resources. From September 2017 until December 2018, Mr. Srinivasan was employed by Alliant Energy (NASDAQ: LNT) as Vice President, Human Resources & Safety. Prior to that, Mr. Srinivasan worked with Lindsay Corporation (NYSE: LNN) from January 2013 until September 2017. Mr. Srinivasan has spent over 30 years in managing global human resources with companies such as Volkswagen Group and Trimble Inc.

29 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
SENIOR OFFICERS
Certain other senior officers of the Company and their ages are as follows:
Name	Age	Position(s)
Stephen C. Anderson	57	Senior Vice President, Administration and Investor Relations
Michael Norris	52	Senior Vice President, International and Aftermarket Sales
Gregory G. Oswald	56	Senior Vice President, Operational Excellence
Mark Roth	46	Senior Vice President, Corporate Development and Strategy
Todd Burchett	51	Vice President, Strategic Accounts
Jamie E. Palm	43	Vice President, Chief Accounting Officer and Corporate Controller
Stephen C. Anderson
Age: 57

Stephen C. Anderson has served as Senior Vice President of Administration and Investor Relations since 2011 and 2003, respectively. He was Secretary of the Company from January 2007 to December 2020. Mr. Anderson has been a Director of Astec Insurance Company since 2007. He was Vice President of Astec Financial Services, Inc. from 1999 to 2002. Prior to his employment with the Company, Mr. Anderson spent a combined 14 years in commercial banking with SunTrust and AmSouth Banks.

Michael Norris
Age: 52

Michael Norris has served as Senior Vice President of International & Aftermarket Sales since January 2021. Mr. Norris joined the Company in January of 2018 and previously served as Vice President of International from October 2019. Prior to that, Mr. Norris served as VP of Global Aftermarket for Filtec Ltd. for two years. Prior to joining Filtec Ltd., Mr. Norris worked in the Mining and Construction industry for 18 years in various leadership roles in Sandvik Mining & Construction and Boart Longyear.

Gregory G. Oswald
Age: 56

Gregory G. Oswald has served as Sr. Vice President of Global Operational Excellence since October 2019. Before joining the Company, he was SVP, Global Operations at Lindsay Corporation (NYSE: LNN) from 2017 to 2019, VP of North America Operations from 2009 to 2017 and Director of lean manufacturing from 2008 to 2009.

30 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Mark Roth
Age: 46

Mark Roth has served as Sr. Vice President of Corporate Development & Strategy since February 2021. Prior to joining the Company, he was President of GuidePath Capital, LLC, a consulting firm providing advisory to companies in M&A and strategy. Mr. Roth served as Vice President of Corporate Development & Treasurer at Lindsay Corporation (NYSE: LNN), from January 2004 to February 2018. Prior to Lindsay, Mr. Roth was an Associate from 2001 to 2004, with McCarthy Group, Inc., a Midwest-based investment bank and private equity fund.

Todd Burchett
Age: 51

Todd Burchett has served as Vice President, Strategic Accounts since September 2020. Before joining Astec, from 2019 to 2020, he was Vice President of Mining and Industrial at Derrick Corporation. From 2012 to 2019, he held various commercial leadership positions at Rexnord Corporation including Director of Global Strategic Accounts. Preceding his career at Rexnord, he managed the commercial and business operation teams in the Belt Systems Product group at Caterpillar from 2005 to 2012.

Jamie E. Palm
Age: 43

Jamie E. Palm has served as Vice President, Chief Accounting Officer and Corporate Controller since November 2020. Prior to her employment with the Company, Ms. Palm was employed by ConnectWise, LLC, where she served as Vice President, Controller since June 2020. From March 2019 to June 2020, Ms. Palm served as Vice President, Corporate Controller and Chief Accounting Officer at Welbilt, Inc. (NYSE: WBT), and as Vice President, Corporate Controller from September 2017 to March 2019. Prior to Welbilt, Inc., Ms. Palm was Assistant Controller at Quality Distribution, Inc., from February 2017 to September 2017. She held financial reporting and finance roles of increasing responsibility with Bloomin’ Brands, Inc. (NASDAQ: BLMN), from 2012 to 2017 and was the Finance Director at Syniverse Technologies LLC, from 2009 to 2012. Ms. Palm began her career in public accounting at Ernst & Young LLP, where she worked from 2002 to 2009. Ms. Palm earned a Master of Accountancy degree and a Bachelor of Arts degree in accounting from the University of South Florida and is a certified public accountant.

31 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
COMPENSATION DISCUSSION AND ANALYSIS
Overview
In the paragraphs that follow, we will give an overview and analysis of our compensation programs and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions. This section includes, among other things, an explanation of the overall objectives of our compensation program, what it is designed to reward, and each element of the compensation that we pay. Later in this proxy statement under the heading “Executive Compensation,” you will find a series of tables containing specific information about the compensation earned or paid in fiscal 2020 to the following individuals, who we refer to as our named executive officers:
•	Barry A. Ruffalo, President and Chief Executive Officer (“CEO”)
•	Rebecca A. Weyenberg, Chief Financial Officer (“CFO”)
•	Timothy A. Averkamp, Group President
•	Jaco G. van der Merwe, Group President
•	Stephen C. Anderson, Senior Vice President, Administration and Investor Relations
•	Jeffrey M. Schwarz, former Group President
The discussion below is intended to help you understand the detailed information provided in the various tables included herein, and to put that information into context within our overall compensation program.
Objectives of Our Compensation Program
Our objectives with respect to the Company’s executive compensation program are to:
•	attract and retain qualified personnel who are critical to the Company’s long-term success and the creation of shareholder value;
•	create a strong link between executive officer compensation and the Company’s annual and long-term financial performance; and
•	encourage the achievement of Company performance goals by utilizing a performance-based incentive structure that is a combination of annual cash awards and stock grants.
In order to be effective, we believe our executive compensation program should effectively link Company performance with executive compensation, thereby aligning the interests of our executives with those of our shareholders. We seek to provide direct compensation that is competitive within the marketplace, and believe that a large portion of total compensation should be performance-based and in the form of annual cash incentives and long-term equity awards.
What we do:		What we don’t do:
✔	Benchmark compensation levels of our executive officers against target median of our compensation peer group	✘	Provide employment contracts
✔	Engage an independent compensation consultant who reports directly to the Compensation Committee	✘	Provide significant perquisites
✔	Maintain a high percentage of executive pay as “at risk” compensation	✘	Provide guaranteed bonuses or long-term incentive awards
✔	Align targets for performance-based compensation to shareholder interests	✘	Permit engaging in short-term, hedging or speculative transactions involving Company’s Common Stock
✔	Maintain meaningful share ownership requirements for executive officers and directors	✘	Provide single-trigger change in control features
✔	Manage and assess risk in compensation programs annually	✘	Provide gross-up payments to cover personal income taxes or excise tax for payments made in connection with a change of control
✔	Mitigate undue risk by having a clawback policy with respect to performance-based compensation
✔	Periodically, and at least annually, seek shareholder feedback on our executive compensation

32 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
How We Determine and Assess Executive Compensation
Our Compensation Committee of the Board of Directors, composed entirely of independent directors, reviews, determines and approves the base salaries, annual cash incentives, long-term incentives and other compensation of our executive officers, including our named executive officers, with the exception of our CEO. The Compensation Committee performs the same review process regarding the compensation of our CEO but recommends any changes to the CEO’s compensation to the full Board for final approval. Our Compensation Committee is also responsible for making recommendations to the Board with respect to the Company’s executive compensation policies and the adoption of stock and benefit plans.
Our Compensation Committee’s policy is to set senior executive pay at sufficiently competitive levels to attract, retain, and motivate highly talented individuals to contribute to our goals, objectives, and overall financial success. Compensation decisions for named executive officers are reviewed and approved by the Compensation Committee on the basis of the financial performance of the Company and a subjective assessment of a number of factors, which fall into three general categories:
•
Company performance factors, including financial and operational performance of our businesses. Generally, annual cash incentives are based on achievement of performance goals relating to adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA), working capital turnover (WCT) and an employee safety metric, and long-term incentive compensation is earned based on achievement of performance goals relating to return on invested capital (ROIC) and total shareholder return over one-, two- and three-year performance periods.

•
Individual performance factors, including a named executive officer’s management, leadership, staff development, contribution to the Company’s growth, scope of responsibilities and experience and an assessment of such officer’s future performance potential.

•	Competitive market practices, including information provided by outside compensation consultants.
In fiscal 2018, the Compensation Committee retained Arthur J. Gallagher & Co.’s Human Resources & Compensation Consulting Practice (“Gallagher”) to perform a compensation study and market analysis, and to assist with recommendations for compensation levels for the Company’s executives and other senior leadership positions to ensure that our compensation was sufficiently competitive relative to our industry. The study’s results were used as a general guide and reference point in determining 2019 compensation, including compensation for the Company’s CEO, CFO and certain other executive officers who were hired in fiscal 2019. This compensation study was again reviewed and considered in connection with setting fiscal 2020 compensation levels and redesigning the annual and long-term incentive programs for our executive officers.
With Gallagher’s assistance, the Compensation Committee reviewed and analyzed competitive market data as background information in connection with setting fiscal 2019 and fiscal 2020 compensation levels and to obtain a general understanding of current compensation practices. Data sources included industry-specific and size-adjusted published survey data. In addition, the Compensation Committee compared compensation opportunities for our executive officers with pay opportunities available to executive officers in comparable positions at similar companies (our “Peer Group”). Our Peer Group that was used as a general reference point in setting fiscal 2020 compensation for our executive officers consisted of the following 17 comparably-sized companies from the industrial manufacturing industry, each with significant international revenue:
Alamo Group Inc.	Lindsay Corporation
Altra Industrial Motion Corporation	Manitowoc Co.
Circor International Inc.	Nordson Corporation
Columbus McKinnon Corporation	SPX Corporation
Commercial Vehicle Group	Standex International
Enerpac Tool Group (f/k/a/ Actuant Corporation)	The Shyft Group, Inc.
Enpro Industries, Inc.	Toro Company
Federal Signal Corporation	Wabash National Corporation
Greenbrier Companies, Inc.
Starting May 2020, the Compensation Committee retained and sought input from Frederic W. Cook & Co., Inc. (“FW Cook”), its independent compensation consultant, in its decision-making process. The Compensation Committee assessed the independence of FW Cook pursuant to SEC and Nasdaq Rules. In doing so, the Committee considered each of the factors set forth by the SEC and Nasdaq with respect to a compensation consultant’s independence. The Committee also considered the nature and amount of work performed by FW Cook and the fees paid for those services in relation to the firm’s total revenues. FW Cook did not perform any separate additional services for management. On the basis of its consideration of the foregoing and other relevant factors, the Compensation Committee concluded that FW Cook was independent and that there were no conflicts of interest. FW Cook reports directly to the Compensation Committee, and the Compensation Committee has the sole authority to retain or dismiss the consultant, and to obtain its advice at Company’s expense.
During fiscal 2020, the Compensation Committee worked with FW Cook to: assess our executive compensation structure, review considerations and market practices related to short-term incentive plans and long-term equity incentive program design; collect comparative compensation levels for each of our executive officer positions, which included assessment of our executive officers’ base salaries, short-term annual incentive targets and long-term equity compensation levels; review our equity compensation strategy; and

33 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
review other market practices and trends. The market context and other information provided by FW Cook are among many factors that the Compensation Committee considers when making its decisions. FW Cook also assisted in the preparation of the Company’s public filings with regard to executive compensation, and provided advice on our 2021 Equity Incentive Plan in respect of market practices. FW Cook did not recommend a change in our Peer Group in connection with its work in fiscal 2020, but may do so in the course of its advice to the Compensation Committee in fiscal 2021.
The independent consultant will continue to periodically advise the Compensation Committee as to trends in executive compensation and also provide specialized studies or expert advice as requested with respect to executive compensation issues, in each case in order to assist the Compensation Committee and work on its behalf on matters related to the Compensation Committee’s purposes and responsibilities as set forth in the Compensation Committee charter, which is available through the Investor Relations section of our website at www.astecindustries.com. FW Cook will meet with the Compensation Committee at least once a year and attend regular Compensation Committee meetings in person or by telephone as requested.
Consideration of Last Year’s Advisory Shareholder Vote on Executive Compensation
At the Annual Meeting of Shareholders on April 30, 2020, approximately 97.59% of the shares voted were cast to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2020 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our shareholders. The results of this advisory vote on executive compensation shows that the compensation paid to our named executive officers and the Company’s overall pay practices were supported by a vast majority of the shares voted. No specific changes were made in the compensation paid to our executive officers due to the results of this advisory vote.
Currently, our policy is to have an advisory vote on executive compensation every year. This is based on the results of the shareholder vote at the Annual Meeting of Shareholders on April 27, 2017. A vote to recommend the frequency of advisory shareholder votes on the compensation of executive officers is required every six years, and accordingly, a vote to recommend the frequency of such votes in the future will occur at the 2023 Annual Meeting.
Elements of Our Compensation Program
In fiscal 2020, the principal elements of our executive compensation program, and the purposes for each element, were as follows
Component	Objectives	Key Features
Base Salary	Recognizes market pay information, as well as individual experience, performance and level of responsibility	Reasonable level of fixed compensation designed to attract and retain talent
Annual cash incentive	Motivates and establishes a strong link between pay and performance	Variable, at risk compensation directly tied to the achievement of financial and strategic annual goals
Long-term equity incentive	Aligns management compensation with creating long-term shareholder value and retains talent through multiyear vesting; Facilitates stock ownership by employees	Time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs) that vest based on continued employment and satisfaction of performance goals
In addition to the above described key components, the Company’s executive officer compensation program also includes certain limited perquisites and executive benefits, including contributions to the Company’s Supplemental Executive Retirement Plan (“SERP”), a non-qualified deferred compensation plan (“Deferred Compensation Plan”) permitting the participants in the plan to defer a portion of their base salary and/or annual bonus (which plan became effective January 1, 2021), as well as other benefits that are generally available to all employees of the Company, including medical and 401(k) plans.
Base Salary
Base salary is the fixed component of our named executive officers’ total direct compensation, as opposed to at-risk compensation based on performance. The Compensation Committee reviews base salaries on an annual basis and base salary increases for named executive officers, when given, historically have reflected a cost of living adjustment, with further increases approved by the Compensation Committee based on a subjective assessment of a number of factors

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as discussed above. Base salary changes for the CEO are approved by the Company’s full Board. All base salary changes for other Company executives are approved by the Board’s Compensation Committee.
In determining base salaries for the named executive officers each year, the Compensation Committee considers evaluations and recommendations provided by the Company’s CEO regarding whether adjustments to base compensation of the other named executive officers are warranted (each of whom report directly to the CEO), its own observations, and information provided by compensation consultants. In recommending changes to the CEO’s base salary, to the full Board for approval, the Compensation Committee considers its own observations and assessments with respect to individual performance, the CEO’s leadership of the Company and information provided by outside compensation consultants.
After considering these factors, and discussing proposed salaries for the other NEOs with the CEO, the Compensation Committee approved annual salaries for the NEOs (with the indicated percentage increases), effective January 1, 2020:
Executive Officer	2020 Base Salary	Percentage Change
Mr. Ruffalo	$750,000	0.0%
Ms. Weyenberg	$375,000	0.0%
Mr. Averkamp	$320,000	0.0%
Mr. van der Merwe	$380,000	22.6%
Mr. Anderson	$274,481	15.0%
Mr. Schwarz	$375,000	27.5%
Changes to the compensation for Messrs. Anderson, Schwarz, and van der Merwe were to bring their compensation in line with similarly situated executives in our industry, and were based in part on Gallagher’s compensation study and market analysis completed in 2018. These changes also served to retain these executives in light of significant management changes in late 2019.
Annual Cash Incentive Compensation
We provide annual cash incentive opportunities to motivate and reward the NEOs for achievement of financial results and key business objectives. For fiscal 2020, the Compensation Committee revised our annual incentive plan (AIP) to better ensure it is aligned with our short-term strategy and to adjust our programs to be more aligned with market practice. The primary components of this new program are discussed below.
A target bonus opportunity is set for each NEO as a percentage of base salary, with the percentage varying depending their position, based on a review of competitive market practices and internal equity. For 2020, the AIP target amounts for the NEOs were as follows:
Executive Officer	Target Incentive (% of Base Salary)	Target Incentive ($)
Mr. Ruffalo	100%	$750,000
Ms. Weyenberg	70%	$262,500
Mr. Averkamp	60%	$192,000
Mr. van der Merwe	60%	$228,000
Mr. Anderson	50%	$137,240
Mr. Schwarz	60%	$225,000
In order to earn any annual incentive, a plan trigger goal must be achieved. For fiscal 2020, the plan trigger goal was achieving at least 65% of a target Adjusted EBITDA goal, or $64 million. Assuming the plan trigger goal was achieved, actual incentive amounts that could be earned by the NEOs for 2020 ranged from 50% (for performance at threshold levels) to a maximum of 200% (for performance above target levels) of their respective target bonus amounts, based on the level of achievement of performance goals relating to three key metrics: Adjusted EBITDA (weighted 50%), Working Capital Turnover (weighted 35%), and a non-financial metric related to employee safety (weighted 15%). Performance goals for the CEO, CFO and other corporate officers relate 100% to total Company performance, while awards to Group Presidents relate 50% to overall Company performance and 50% to their respective Group’s performance. We chose Adjusted EBITDA (defined below) as a new AIP performance metric for fiscal 2020 because we believe it is the most efficient short-term measure of operating performance, profitability and cash flow. We chose Working Capital Turnover (defined below) as a new AIP performance metric for fiscal 2020 because it is an important indicator of how efficiently we use our working capital to support our sales, which we believe is critical to our success. We retained the non-financial metric related to employee safety as an AIP performance metric because we believe the safety of our employees is of paramount importance and should always be a high priority in measuring our success.

35 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
	Weighting	Threshold	Target	Maximum	Actual 2020 Results	Actual Payout as a % of Target
Adjusted EBITDA(1)	50%	$79.1M	$98.98M	$118.7M	$83.9M	63%
Working Capital Turnover(2)	35%	3.0	3.7	4.4	2.6	0.0%
Safety Metrics(3)	15%	1.35	1.08	0.81	1.26	66%
Payout % (% of Target)		50%	100%	200%		41%
(1)
Adjusted EBITDA is a non-GAAP financial measure that is defined as net income before interest, income taxes, depreciation and amortization, further adjusted for gains or losses outside the normal scope of our ordinary activities including but not limited to restructuring costs, asset impairments, gains or losses on the sale of assets or businesses, and other items of income, expense, gain or loss, that, in the case of each of the foregoing are identified in the publicly filed reports.

(2)
Working capital turnover ratio is a formula that calculates how efficiently the company utilizes working capital to support sales and growth. Working capital is current assets minus current liabilities. The working capital turnover ratio is calculated as follows: annual net sales divided by the average amount of working capital during the same year.

(3)
Safety Metric derived from the United States Occupational Safety and Health Administration Incident Rate, which compares the Company’s safety performance against a national or state average, and is defined as the number of work-related injuries per 100 full-time workers during a one-year period.

Based on achievement on the performance goals in fiscal 2020, the Compensation Committee approved the following 2020 AIP bonus payments for the NEOs: Mr. Ruffalo, $299,250; Ms. Weyenberg $104,738; Mr. Averkamp, $45,504; Mr. van der Merwe, $128,136; and Mr. Anderson, $54,759. Mr. Schwarz resigned from the Company effective November 20, 2020, and did not receive a 2020 AIP bonus.
2020 Discretionary Bonuses
The Compensation Committee approved the payment of discretionary bonuses for fiscal 2020 to the named executives officers in recognition of significant contributions to the success of the Company during a period when the Company’s revenue and earnings were negatively impacted by COVID-19, which resulted in reduced amounts being earned by the NEOs under the AIP for fiscal 2020. The Committee believed the payment of discretionary bonuses was appropriate because although COVID-19 did have a negative impact on revenue and earnings, the Committee believes the Company nevertheless performed well under the unprecedented circumstances of fiscal 2020. The amount of discretionary bonus for each named executive officer was determined to be an amount which, when combined with the AIP bonus earned by the executive, would equal approximately 60% of the executive’s AIP target bonus amount for fiscal 2020. The amounts of discretionary bonuses paid to the NEOs were as follows: Mr. Ruffalo, $149,625; Ms. Weyenberg $52,369; Mr. Averkamp, $69,752; Mr. van der Merwe, $64,068; and Mr. Anderson, $27,379. Mr. Schwarz resigned from the Company effective November 20, 2020, and did not receive a discretionary bonus.
Long-Term Incentive Compensation
Grants of equity based compensation are designed to create a strong and direct link between executive officer pay and shareholder return and to enable executive officers to develop and maintain a long-term position in the Company’s common stock. Prior to fiscal 2020, the Company’s stock incentive program provided for grants of time-vesting restricted stock units that were granted based on prior achievement of performance goals over a three-year period under the Company’s 2016 Restricted Stock Unit Program (the “2016 RSU Program”), as described below. In early 2020, the 2016 RSU Program was discontinued, and participants (including certain of the named executive officers) received final grants of RSUs under the 2016 RSU Program for the most recently completed three-year performance period ending December 31, 2019, and partial grants of RSUs in recognition of progress towards achievement of performance goals under two performance periods that had not yet been completed as of termination of the program. In addition, in March 2020, the named executive officers received awards of both time-vesting and performance-based RSUs under a new equity incentive program, described below.
Final Grants under 2016 Restricted Stock Unit Program
The 2016 Restricted Stock Unit Program provided participants with an annual opportunity to be granted time-vesting RSUs with a target value equal to a percentage of their base salary, with an opportunity to earn up to 200% of their respective target award, based on achievement of performance goals. Performance was measured over a three-year period, with overlapping cycles beginning each year. Following completion of each three-year performance period, achievement of performance goals was determined, and participants were granted RSUs having a grant date value equal to the earned award value, subject to an additional three-year vesting schedule (so, in effect, the awards were subject to a six-year vesting schedule).
The performance goals under the 2016 RSU Programs were based on pre-tax profit margin and total shareholder return relative to a peer group (“TSR”), as further described below. The pre-tax margin goal for our CEO and other corporate executives was based on the entire corporation, whereas the pre-tax margin goals for our Group Presidents was based partially on the results of the entire corporation and partially on group results.

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The actual number of RSUs that could be earned for each performance period was based on the level of achievement of two performance metrics as follows:
Performance Matrix for Corporate Executive Officers
		Performance Goals and Payout Percentages
Performance Metric	Weighting (% of Target Award)	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)
Pre-Tax Profit Margin - Corporate	70%	3%	7%	11%
Total Shareholder Return	30%	25th percentile	50th percentile	75th percentile
Performance Matrix for Group Presidents
		Performance Goals and Payout Percentages
Performance Metric	Weighting (% of Target Award)	Threshold (0% Payout)	Target (100% Payout)	Maximum (200% Payout)
Pre-Tax Profit Margin - Corporate	20%	3%	7%	11%
Pre-Tax Profit Margin - Group	50%	5%	10%	15%
Total Shareholder Return	30%	25th percentile	50th percentile	75th percentile
The Company’s performance through December 31, 2019, after certain adjustments approved by the Company’s Board related to restructuring charges, pellet plant related losses and intangible asset amortization, resulted in stock award values being earned by named executive officers for the three-year performance period ended December 31, 2019, in the amounts shown in the chart below. In addition, in connection with the termination of the 2016 RSU Program in early 2020, participants received partial RSU grants in recognition of progress towards achievement of performance goals under two performance periods that would have ended on December 31, 2020 and December 31, 2021, respectively. For these performance periods, actual performance through December 31, 2019 was combined with an assumed performance at target level for the remainder of the performance period to determine award values deemed to be earned by the named executive officers, which award values were then reduced by 50% in recognition of the fact that the performance periods were in process and had not been completed. The number of RSUs granted was determined based upon the Company’s stock price on the date of grant in late February 2020. RSUs granted in February 2020 will vest and convert into shares of the Company’s common stock in equal annual installments on the first, second and third anniversary of the grant date; subject to the individual’s continued employment (other than in certain cases, such as retirement after reaching age 65).
Award values earned by and RSUs granted to certain of our NEOs under the 2016 RSU Program for performance through December 31, 2019, are set forth in the table below. Ms. Weyenberg and Mr. Averkamp, both of whom joined the Company in late 2019, did not participate in the 2016 RSU Program.
	1/1/17 – 12/31/19 Performance Period		1/1/18 – 12/31/19 and 1/1/19 – 12/31/19 Partial Performance Periods
	LTIP Award Earned ($)	RSUs Granted	LTIP Award Earned ($)	RSUs Granted
Mr. Ruffalo	69,957	1,810	—	—
Mr. van der Merwe	53,144	1,375	168,784	4,367
Mr. Anderson	52,177	1,350	88,238	2,283
Mr. Schwarz	114,907	2,973	148,609	3,845
Initial Grants under New Restricted Stock Unit Program
We changed our long-term incentive program for fiscal 2020 to be more in line with market practice and to encourage our key executives to have greater share ownership and better alignment with our shareholders. We will continue to have a portion of our equity incentive earned based on long-term performance, but we are also adding a time-based element to the program which will encourage retention and foster a greater sense of ownership in our Company.
Effective March 16, 2020, the Committee approved equity awards to key employees, including the named executive officers, consisting of time-based restricted stock units (RSUs) and performance-based restricted stock units (PSUs). RSUs comprise 50% of the fiscal 2020

37 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
total LTI value, and will vest in equal installments on the first three anniversaries of the grant date, subject to the participant’s continued employment with the Company. PSUs comprise the remaining 50% of the total LTI value awarded in fiscal 2020, and can be earned in amounts between 0% and 200% of a target award amount. With respect to the PSUs granted in fiscal 2020, one-third of the award had a one-year performance period and will vest and be earned on the first anniversary of the grant date; one-third of the award had a two-year performance period and will vest and be earned on the second anniversary of the grant date; and one-third of the award had a three-year performance period and will vest and be earned on the third anniversary of the grant date. Future awards of PSUs (beginning with PSUs granted in fiscal 2021) are expected to have a single, three-year performance period and will vest and be earned on the third anniversary of the grant date. The amount of PSUs earned will be based on the level of achievement of performance goals relating to two metrics:
•
Return on invested capital (ROIC) accounts for 50% of the total PSU award value. ROIC has historically been tied to shareholder value, and supports a disciplined approach to capital management. While a similar metric has been a part of the AIP in prior years, we believe that this return measure is more appropriate as a long-term measure going forward.

•
Total shareholder return (TSR) relative to a peer group accounts for the remaining 50% PSU award value. This metric has been used as a performance measure for RSU awards since 2016, and measures our stock price performance relative to a custom peer group.

The Committee approved awards of RSUs and PSUs for each NEO having an intended target grant value equal to a percentage of his or her salary, as follows: Mr. Ruffalo, 150%; Ms. Weyenberg, 130%; Messrs. Van der Merwe, Averkamp and Schwarz, 110%; and Mr. Anderson, 60%. The intended target grant values and the number of RSUs and PSUs granted to each NEO were as follows:
	Time-Based RSUs		PSUs - ROIC		PSUs - TSR
	Target Award Value ($)	Awards Granted	Target Award Value ($)	Awards Granted (at target)	Target Award Value ($)	Awards Granted (at target)
Mr. Ruffalo	562,500	19,505	281,250	9,752	281,250	9,752
Ms. Weyenberg	243,750	8,452	121,875	4,226	121,875	4,226
Mr. van der Merwe	196,000	6,799	98,000	3,400	98,000	3,400
Mr. Averkamp	176,000	6,103	88,000	3,052	88,000	3,052
Mr. Anderson	82,250	2,856	41,250	1,428	41,250	1,428
Mr. Schwarz	186,000	6,448	93,000	3,224	93,000	3,224
Deferred Compensation Plan
The Deferred Compensation Plan is a nonqualified deferred compensation plan that the Company adopted to be effective January 1, 2021, to provide select employees, including its executive officers, with an opportunity to voluntarily defer the receipt of a portion of their base salary and/or annual incentive awards. The Compensation Committee believes that providing opportunities to defer taxable income is an important part of an attractive rewards program necessary to recruit and retain qualified executive officers.
Perquisites and other Executive Benefits
Executive officers are eligible for certain perquisites and additional benefits that are not available to all employees (but are available to many management level employees), such as our Supplemental Executive Retirement Plan (“SERP”). The SERP provides additional benefits to individuals whose retirement benefits are affected by the limit on the maximum amount of compensation which may be taken into account under the Company’s 401(k) plan and provides additional benefits on annual profit-sharing distributions not recognized under the 401(k) plan. Additional details regarding perquisites and other benefits provided to our named executive officers are disclosed in the Summary Compensation Table and described in the accompanying narrative.
We believe the perquisites and additional benefits provided to our named executive officers are reasonable in light of industry practices and competitive with the perquisites provided to executive officers within our peer group. We review the perquisites provided to our executive officers on an annual basis to ensure that we are providing benefits that align with our overall compensation goal of providing competitive compensation to our executive officers that maximizes the interests of our shareholders.
Executive Change in Control Severance Plan
In 2016, the Compensation Committee adopted an Executive Change in Control Severance Plan, which provides change of control severance benefits for a select group of key executives, including our named executive officers, in the event that the executive’s employment is terminated without “cause” or by the executive for “good reason” within two years following a change of control of the Company.
The change of control severance benefits are intended to keep participating key leaders “neutral” to the possibility of corporate transactions in the best interests of shareholders by removing the fear of job loss and other distractions that may result from potential, rumored or actual changes of control of the Company. All benefits under our change of control plan are “double-trigger” benefits, meaning that no compensation will be paid to participants solely upon the occurrence of a change of control so as to not create an unintended incentive. We believe that this structure is appropriate for employees whose jobs are in fact terminated in such a transaction, without providing a windfall to those who continue employment following the transaction.

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The specific terms of the Executive Change in Control Severance Plan, and the potential payments and benefits to our named executive officers are described more fully in the “Potential Payments upon Termination or Change of Control” section below.
Other Factors Affecting Compensation
Tax Considerations
Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to a company’s named executive officers. Prior to enactment of the Tax Cuts and Jobs Act of 2017, this limitation generally did not apply to compensation paid to the chief financial officer or to compensation paid based on achievement of pre-established performance goals if certain requirements were met.
In prior years, in connection with making decisions on executive compensation, the Committee took into consideration the provisions of Section 162(m), with the intent to maximize the effectiveness of our compensation programs by taking into consideration the requirements of performance-based compensation under Section 162(m), while also maintaining flexibility and reserving the right to award non-deductible compensation as it deemed appropriate.
With the repeal of the exemption from Section 162(m)’s deduction limit for performance-based compensation, effective for taxable years beginning on or after January 1, 2018, compensation paid to our covered executive officers in excess of $1 million will not be deductible, except for certain arrangements in place as of November 2, 2017 that qualify for transition relief under the new 162(m) rules.
Accounting Considerations
The Company considers the accounting implications of all aspects of its executive compensation program. As a result of the provisions of FASB ASC Topic 718, we do not expect accounting treatment of differing forms of equity awards to vary significantly and, therefore, accounting treatment is not expected to have a material effect on our selection of forms of equity compensation. In addition, accounting treatment is just one of many factors impacting plan design and pay determinations. Our executive compensation program is designed to achieve the most favorable accounting and tax treatment possible as long as doing so does not conflict with intended plan design or program objectives.
Additional Executive Compensation Policies
Stock Ownership Guidelines
The Company’s Stock Ownership Guidelines for Executives requires Company executives to accumulate and hold shares of common stock of the Company having a value of at least the following:
CEO	5x annual base salary
CFO, Group President, Group VP and VP-Admin	2x annual base salary
Corporate Controller	1.5x annual base salary
Until the Executive has satisfied the above stock ownership guidelines, such Executive is required to retain fifty percent (50%) of the “net shares” of common stock received from the Corporation as compensation that are issued after July 28, 2016. Furthermore, once an executive has satisfied the stock ownership guidelines, any future sales of stock by such executive shall be permitted only to the extent that such executive shall continue to meet the guidelines immediately following such sale.
Clawback Policy
The Company adopted a Clawback Policy on April 26, 2018 covering current and former executive officers. Compensation subject to the policy includes annual cash bonus and performance based stock awards. Under the policy, in the event that the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under U.S. federal securities laws, the Company will use reasonable efforts to recover excess amounts paid to the aforementioned executives whom the Board has determined engaged in fraud or willful misconduct that contributed to the need to restate the financial statements for any period within the three most recently completed fiscal years.

39 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
EXECUTIVE
COMPENSATION
Summary Compensation Table
This table provides information regarding compensation paid to or earned by our 2020 named executive officers for each of the years ended December 31, 2020, 2019 and 2018 in which they were also named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (7)	Total ($)
Barry A. Ruffalo, Chief Executive Officer	2020	750,000	149,625	1,308,392	299,250	171,298	2,678,565
	2019	292,788	500,000(5)	750,068	—	187,020	1,729,876
Rebecca A. Weyenberg, Chief Financial Officer	2020	375,000	52,369	536,660	104,738	296,258	1,365,025
	2019	28,365	75,000(6)	200,042	—	—	303,407
Jaco G. van der Merwe, Group President	2020	366,292	64,068	653,631	128,136	74,144	1,286,271
	2019	310,000	—	11,410	170,301	49,859	541,570
	2018	289,885	—	88,998	16,493	51,984	447,360
Timothy A. Averkamp, Group President	2020	320,000	69,752	387,510	45,504	53,389	876,155
Stephen C. Anderson, Senior Vice President, Administration and Investor Relations	2020	274,480	27,379	321,723	54,759	53,766	732,107
Jeffrey Schwarz Former Group President Materials Solutions(1)	2020	313,812	—	672,931	—	75,273	1,062,016
	2019	294,000	—	59,606	137,000	63,056	553,662
	2018	234,876	—	38,992	98,523	160,271	532,662
(1)	Mr. Schwarz resigned from the Company effective November 20, 2020.
(2)
Amounts for 2020 reflect discretionary bonuses awarded to NEOs in recognition of significant contributions to the success of the Company during a period when Company revenue and earnings were negatively impacted by COVID-19.

(3)
Amounts reflect the grant date fair value of RSUs granted in the reported year, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“FASB ASC Topic 718”). The grant date fair value of the time-based RSUs is based on the closing market price of the Company’s common stock on the day prior to the grant date multiplied by the number of RSUs granted. The grant date fair value of the performance-based RSUs with an ROIC performance metric is based on the closing price of the Company’s common stock on the day prior to the grant date and the probable outcome of performance-based conditions at the time of grant. Grant date fair value for the performance-based RSUs with a TSR performance condition are determined using a Monte-Carlo simulation model. For more information regarding annual RSU grants pursuant to our long-term incentive program, see the Compensation Discussion and Analysis section of this proxy statement.

(4)	Reflects annual incentive award earned based on achievement of pre-established performance goals, as more fully described in the Compensation Discussion and Analysis section of this proxy statement.
(5)	Reflects guaranteed portion of annual incentive award.
(6)	Reflects payment of a sign-on bonus.

40 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
(7)	Amounts included in this column for 2020 include the following:
	Ruffalo	Weyenberg	van der Merwe	Averkamp	Anderson	Schwarz
Employer contribution to 401(k) plan	$8,400	$8,400	$8,400	$8,400	$5,053	$8,400
Employer contribution to SERP	125,000	30,962	51,909	29,087	35,618	47,023
Automobile	17,685	17,417	13,242	15,299	11,514	8,525
Compensation for unused vacation	—	—	—	—	—	10,567
Reimbursed relocation costs	—	147,459	—	92	—	—
Tax gross on relocation cost reimbursement	—	90,318	—	—	—	—
Use of Company Aircraft	18,256	—	—	—	—	—
Group Term Life	1,932	1,677	568	486	1,556	758
Other	25	25	25	25	25	—
TOTAL	$171,298	$296,258	$74,144	$53,389	$53,766	$75,273

41 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Grants of Plan-Based Awards for Calendar Year 2020
The following table sets forth individual grants of awards made to each named executive officer during fiscal 2020.
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	($)
Mr. Ruffalo		375,000	750,000	1,500,000
	2/28/20							1,810	69,957
	3/16/20							19,505	562,524
	3/16/20				4,876	9,752(2)	19,505		281,248
	3/16/20				4,876	9,752(3)	19,505		394,663
Ms. Weyenberg		128,250	256,500	513,000
	3/16/20							8,452	243,756
	3/16/20				2,113	4,226(2)	8,452		121,878
	3/16/20				2,113	4,226(3)	8,452		171,026
Mr. van der Merwe		90,000	180,000	360,000
	2/28/20							5,742	221,928
	3/16/20							6,799	196,083
	3/16/20				1,700	3,400(2)	6,799		98,042
	3/16/20				1,700	3,400(3)	6,799		137,578
Mr. Averkamp		96,000	192,000	384,000
	3/16/20							6,103	176,011
	3/16/20				1,526	3,052(2)	6,103		88,005
	3/16/20				1,526	3,052(3)	6,103		123,494
Mr. Anderson		68,620	137,240	274,480
	2/28/20							3,633	140,416
	3/16/20							2,856	82,367
	3/16/20				714	1,428(2)	2,856		41,169
	3/16/20				714	1,428(3)	2,856		57,771
Mr. Schwarz		112,500	225,000	450,000
	2/28/20							6,818	263,516
	3/16/20							6,448	185,960
	3/16/20				1,612	3,224(2)	6,448		92,980
	3/16/20				1,612	3,224(3)	6,448		130,475
(1)	Represents potential threshold, target and maximum payout opportunities for financial performance in fiscal 2020 under the annual cash incentive plan.
(2)
Reflects performance-based restricted stock units that vest in equal installments on the first three anniversaries of the grant date based on the level of achievement of performance goals relating to average return on invested capital, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Reflects performance-based restricted stock units that vest in equal installments on the first three anniversaries of the grant date based on the level of achievement of performance goals relating to relative total shareholder return, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(4)
Reflects restricted stock units that vest in equal installments on the first three anniversaries of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(5)
Reflects the aggregate grant date fair value of the award determined in accordance with FASB ASC Topic 718. Grant date fair value for the time-based restricted share units is based on the closing market price of the Company’s common stock on the day prior to the grant date. Grant date fair value for the performance-based restricted share units with a non-market return on invested capital performance metric is based on the closing market price of the Company’s common stock on the day prior to the grant date and the probable outcome of performance-based conditions at the time of grant. Grant date fair value for the performance-based restricted share units with a TSR performance condition are determined using a Monte-Carlo simulation model.

42 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Ratio of Chief Executive Officer to Median Employee Compensation in 2020
The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.
To determine our median employee pay, we considered all employees of the Company and its consolidated subsidiaries as of December 31, 2020. We chose actual year-to-date total gross pay (which included base pay, commissions, overtime payments, bonuses, stock incentive award vesting during the year and vacation pay) as our consistently applied compensation measure utilized in the determination. We did not annualize compensation for employees who commenced work during 2020.
Using this methodology, we identified the median employee and then determined the median employee's total annual compensation in accordance with the rules that apply to named executive officers in the Summary Compensation Table. The total annual compensation of our median employee was $59,637. The total annual compensation of our CEO was $2,678,565. Accordingly, the ratio of CEO pay to median employee pay was 45:1.
Outstanding Equity Awards at December 31, 2020
This table discloses outstanding stock awards for the named executive officers as of December 31, 2020.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
Mr. Ruffalo	16,922(1)	979,445	19,504(8)	1,128,892
	1,810(6)	104,763	19,504(9)	1,128,892
	19,505(7)	1,128,949
Ms. Weyenberg	3,562(2)	206,169	8,452(8)	489,202
	8,452(7)	489,202	8,452(9)	489,202
Mr. van der Merwe	1,511(4)	87,457	6,799(8)	393,526
	299(5)	17,306	6,799(9)	393,526
	5,742(6)	332,347
	6,799(7)	393,526
Mr. Averkamp	2,192(3)	126,873	6,103(8)	353,242
	6,103(7)	353,242	6,103(9)	353,242
Mr. Anderson	1,063(4)	61,526	2,855(8)	165,247
	3,633(6)	210,278	2,855(9)	165,247
	2,856(7)	165,305
Mr. Schwarz	—	—	—	—
(1)
Reflects restricted stock units granted Mr. Ruffalo as of his date of hire (August 12, 2019). The restricted stock units vest as to one-half of the units on August 12, 2021 and 2022, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(2)
Reflects restricted stock units granted to Ms. Weyenberg as of her date of hire (December 4, 2019). The restricted stock units vest as to one-half of the units on December 4, 2021 and 2022, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(3)
Reflects restricted stock units granted to Mr. Averkamp on November 4, 2019. The restricted stock units vest as to one-half of the units on November 4, 2021 and 2022, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(4)
Reflects restricted stock units that vest as to 100% of the units on February 28, 2021, which is the third anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(5)
Reflects restricted stock units that vest as to 100% of the units on February 28, 2022, which is the third anniversary of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(6)
Reflects restricted stock units that were granted on February 28, 2020, and vest in equal installments on the first three anniversaries of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

(7)
Reflects restricted stock units that were granted on March 16, 2020, and vest in equal installments on the first three anniversaries of the grant date, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards.

43 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
(8)
Reflects performance-based restricted stock units that were granted on March 16, 2020, and vest in equal installments on the first three anniversaries of the grant date based on the level of achievement of performance goals relating to average return on invested capital, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards. Amounts reported here reflect maximum levels of achievement of the performance goals, which would result in 200% of the target award being earned.

(9)
Reflects performance-based restricted stock units that were granted on March 16, 2020, and vest in equal installments on the first three anniversaries of the grant date based on the level of achievement of performance goals relating to relative total shareholder return, or earlier upon the death, disability or retirement of the executive after reaching age 65, or upon a change in control in which the successor company does not assume or otherwise equitably convert the awards. Amounts reported here reflect maximum levels of achievement of the performance goals, which would result in 200% of the target award being earned.

(10)	Reflects the value calculated by multiplying the number of restricted stock units by $57.88, which was the closing price of our common stock on December 31, 2020.
Option Exercises and Stock Vested in 2020
This table provides information regarding the vesting of restricted stock units held by the named executive officers during fiscal 2020.
	Stock Awards (RSUs)
Name	Number of shares acquired upon vesting	Value realized on vesting (1)
Mr. Ruffalo	8,461	468,486
Ms. Weyenberg	1,781	111,277
Mr. van der Merwe	1,068	41,278
Mr. Averkamp	1,096	53,167
Mr. Anderson	2,253	87,078
Mr. Schwarz	1,646	63,618
(1)	Value realized represents the fair market value of the shares on the vesting date.
Nonqualified Deferred Compensation for the Year Ended December 31, 2020
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings (Losses) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Mr. Ruffalo	—	125,000	39,014	—	175,297
Ms. Weyenberg	—	30,962	7,599	—	38,561
Mr. van der Merwe	—	51,909	39,498	—	202,477
Mr. Averkamp	—	29,087	5,138	—	34,225
Mr. Anderson	—	35,618	66,440	—	570,185
Mr. Schwarz	—	47,023	30,874	—	262,569
(1)
Reflects the annual Company contributions made to the Supplemental Executive Retirement Plan (SERP) accounts of the named executive officers in an amount equal to 10% of the executive’s total compensation, as defined in the plan. These amounts are reflected in the Summary Compensation Table in the “All Other Compensation” column.

(2)
Reflects the aggregate earnings (losses) credited to the executive’s account during fiscal 2020, which include interest and other earnings based on the investment elections of the executive. All investment elections provide market returns and there were no preferential or above-market earnings that would be required to be included in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

(3)
To the extent that a participant was a named executive officer in prior years, executive and Company contributions included in the “Aggregate Balance at Last FYE” column have been reported as compensation in the Summary Compensation Table for the applicable year.

The Astec Industries, Inc. Supplemental Executive Retirement Plan (SERP) provides a fully vested retirement benefit to our named executive officers upon their termination of employment with the Company.
During a participant’s employment, the Company contributes 10%, unless specified otherwise by the Board, of such participant’s compensation (which includes base salary and annual cash incentive awards but excludes certain amounts, such as an amount realized from the granting or vesting of restricted stock units) to each named

44 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
executive officer’s SERP account. This amount is credited with earnings or losses based on the rate of return on the Participant’s investment elections, which include money market funds, mutual funds, and Company common stock, and are generally the same investment choices available under our 401(k) plan.
Upon separation from service, the Company will pay the participant a single lump sum in cash equal to the amount in his or her SERP account or a participant may elect to receive payment in annual installments, not to exceed 10 years. If a participant dies before receiving the lump sum payment, or, in the case of an annual installment election, before receiving all installments, the SERP account balance will be distributed to his or her survivor in a single lump sum as soon as practicable following the participant’s death.
Accelerated withdrawal is not permitted except in certain limited circumstances specified in the plan. The Company may terminate the SERP at any time but must pay participants the account value as determined under the SERP.
Potential Payments upon Termination or Change-in-Control
As a matter of business philosophy, the Company generally does not enter into separate employment or severance agreements with individual senior executive officers, including the Company’s named executive officers. However, the Company’s Executive Change in Control Severance Plan (the “Severance Plan”) provides for severance payments and benefits to the Company’s executive officers, including the named executive officers, in the event their employment is involuntarily terminated in connection with a change in control of the Company.
Under the Severance Plan, participants are grouped into three tiers of benefits, as selected and designated by the Compensation Committee. Mr. Ruffalo has been designed as a Tier l Participant in the Severance Plan, and each of the other named executive officers has been designed as a Tier ll Participant.
Under the Severance Plan, if a participating executive’s employment is terminated by the Company without Cause or by the participant for Good Reason (as such terms are defined in the Severance Plan), and the termination occurs within a 24 month period following a change in control of the Company (or if the termination occurs prior to a change in control and it can reasonably be shown that the termination was in connection with the change in control), the participant will be entitled to certain severance payments and benefits (the “Change in Control Severance Benefits”). The Change in Control Severance Benefits include lump sum cash payments of the following amounts: (1) a pro rata target annual bonus for the year of termination, (2) a severance payment equal to 3.0 times, in the case of a Tier I Participant, or 2.0 times, in the case of a Tier II Participant, or 1.5 times, in the case of a Tier III Participant, the participant’s base salary and target annual bonus, and (3) a payment equal to the full cost to provide group health benefits to the participant for 36 months, in the case of a Tier I Participant, or 24 months, in the case of a Tier II Participant, or 18 months, in the case of a Tier III Participant (based on group health benefits sponsored by the Company and maintained by the participant as of the termination date). In addition, all of the participant’s outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become fully vested and exercisable, and all of the participant’s outstanding performance-based stock awards will be deemed to have been fully earned as of the termination date based on an assumed achievement of all relevant performance goals at “target” level, and will payout within 60 days following the termination date. The participant will also be eligible for 12 months following the termination date for up to $25,000 of outplacement services payable by the Company.
As a condition to receiving payments and benefits under the Severance Plan, a participant must enter into a separation agreement with the Company, which will contain a general release of claims and certain restrictive covenants, including non-competition, customer non-solicitation and employee non-recruitment, that will apply for a period of 12 months, in the case of a Tier I Participant, or eight months, in the case of a Tier II or Tier III Participant, following the participant’s termination of employment.
The Severance Plan does not provide for any tax gross-ups. In the event a participant would be subject to a 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the participant would be reduced to the maximum amount that does not trigger the excise tax unless the participant would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.
In addition, our 2011 Incentive Plan provides that, regardless of a change in control, in the event of a termination of employment due to death, disability or retirement (after reaching age 65), all outstanding stock options, restricted stock units and other stock awards with time-based vesting restrictions will become fully vested and exercisable, and all outstanding performance-based stock awards will be deemed to have been earned on a pro rata basis at “target” level of performance.

45 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
The following table sets forth the estimated payments and benefits to each of the named executive officers if their employment with the Company had been terminated under various circumstances as of December 31, 2020.
Named Executive Officer	Involuntary Termination or voluntary Resignation without a Change in Control) ($)	Involuntary Termination in connection with Change in Control ($)	Termination Due to Retirement, Death or Disability (S)
Mr. Ruffalo
Cash Severance	—	4,500,000(1)	—
Payment for Health Benefits	—	91,212(2)	—
Value of Equity Acceleration	—	3,342,049(3)	3,342,049 (3)
Outplacement Services	—	25,000	—
Total	—	7,958,261	3,342,049

Ms. Weyenberg
Cash Severance	—	1,275,000(1)	—
Health Benefits	—	32,724(2)	—
Value of Equity Acceleration	—	1,184,572(3)	1,184,572(3)
Outplacement Services	—	25,000	—
Total	—	2,517,296	1,184,572

Mr. van der Merwe	—
Cash Severance	—	1,216,000(1)	—
Health Benefits	—	45,833(2)	—
Value of Equity Acceleration	—	1,224,220(3)	1,224,220(3)
Outplacement Services	—	25,000	—
Total	—	2,511,053	1,224,220

Mr. Averkamp
Cash Severance	—	1,024,000(1)	—
Payment for Health Benefits	—	45,833(2)	—
Value of Equity Acceleration	—	833,356(3)	833,356 (3)
Outplacement Services	—	25,000	—
Total	—	1,928,189	833,356

Mr. Anderson
Cash Severance	—	823,443(1)	—
Health Benefits	—	32,724(2)	—
Value of Equity Acceleration	—	602,356(3)	602,356(3)
Outplacement Services	—	25,000	—
Total	--	1,483,523	602,356

Mr. Schwarz (4)
Cash Severance	—	—	—
Health Benefits	—	—	—
Value of Equity Acceleration	—	—	—
Outplacement Services	—	—	—
Total	—	—	—
(1)
Reflects severance payment equal to 3.0 times, in the case of Mr. Ruffalo, or 2.0 times, in the case of the other named executive officers, the executive’s base salary and target annual bonus. No pro rata bonus for fiscal 2020 is reflected in this table, as the actual annual incentive earned by each named executive officer for fiscal 2020 is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	Reflects cash payment equal to the cost of health coverage for 36 months in the case of Mr. Ruffalo, or 24 months in the case of the other executive officers.
(3)	Reflects the value (based upon the fair market value of Company common stock on December 31, 2020) of unvested RSUs that vest upon the designated event.
(4)	Mr. Schwarz resigned from the Company effective November 20, 2020, and did not receive any severance payments or benefits in connection with his termination of employment.
The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment including accrued salary, vacation pay, regular pension benefits, welfare benefits and 401(k) and nonqualified deferred compensation distributions. Amounts that would be distributed pursuant to our SERP for retirement eligible executives are indicated in the Nonqualified Deferred Compensation Plan table above.

46 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and in this proxy statement.
COMPENSATION COMMITTEE

William G. Dorey (Chairman)
James B. Baker
Tracey H. Cook
William Bradley Southern
Glen E. Tellock
This Report of the Compensation Committee shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

47 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION
This proposal provides our shareholders with the opportunity to cast an advisory vote on the compensation of the Company’s named executive officers (commonly known as a “say-on-pay” proposal), as required by Section 14A of the Exchange Act.
As discussed in the Compensation Discussion and Analysis beginning on page 31, we have designed our executive compensation program to attract and retain key executives who are critical to our future success and the creation of shareholder value. We believe that both short-term and long-term incentive compensation opportunities provided to executive officers are directly aligned with our performance, and that our compensation program is structured to ensure that a significant portion of executives’ compensation opportunities is directly related to achievement of financial and operational goals and other factors that impact shareholder value.
The Board invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on compensation under Executive Compensation beginning on page 39, and to cast a vote to approve the Company’s executive compensation programs through the following resolution:
“Resolved, that the shareholders approve the compensation of the Company’s named executive officers, including the Company’s compensation philosophy, practices and principles, as discussed and disclosed in the Compensation Discussion and Analysis, the executive compensation tables and any narrative compensation disclosure contained in this Proxy Statement.”
While the vote does not bind the Board to any particular action, the Board values the input of our shareholders and will take into account the outcome of this vote in considering future compensation decisions. The Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies this policy, the next say-on-pay advisory vote will be held at our 2022 Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

48 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
PROPOSAL 3: APPROVAL OF ASTEC INDUSTRIES, INC. 2021 EQUITY INCENTIVE PLAN
On February 26, 2021, the Board of Directors adopted, subject to shareholder approval at the Annual Meeting, the Astec Industries, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan” or the “2021 Plan”). The 2021 Equity Incentive Plan will become effective as of the date it is approved by the Company’s shareholders (the “Effective Date”).
The 2021 Equity Incentive Plan is intended to serve as the successor to the Company’s 2011 Incentive Plan (the “Prior Plan”). As of December 31, 2020, there were approximately 399,817 shares of the Company’s Common Stock subject to outstanding awards under the Prior Plan. As of such date, there were approximately 191,716 shares of the Company’s Common Stock reserved and available for future awards under the Prior Plan.
The Prior Plan has been the sole source of shares for all equity incentive awards granted to the Company’s officers, employees and directors since 2011, and during such time, the Company have never sought shareholder approval of any increase in the number of shares available for issuance under the Prior Plan. If the Company’s shareholders approve the 2021 Equity Incentive Plan, all future equity awards will be made from the 2021 Equity Incentive Plan, and the Company will not grant any additional awards under the Prior Plan.
If the 2021 Equity Incentive Plan is approved, as of the Effective Date total of 1,280,000 shares will be reserved and available for issuance pursuant to the grant of new awards under the 2021 Equity Incentive Plan, less one share for every one share subject to an award granted under the Prior Plan after December 31, 2020 and prior to the Effective Date.
The term of the Prior Plan expired on February 25, 2021. Approval of the 2021 Equity Incentive Plan will enable the Company to continue making equity compensation grants that will serve as incentives to recruit and retain key employees and to continue aligning the interests of its employees with shareholders.
A summary of the 2021 Equity Incentive Plan is set forth below. This summary is qualified in its entirety by the full text of the 2021 Equity Incentive Plan, which is attached to this proxy statement as Appendix A.
Promotion of Sound Corporate Governance Practices
The Company has designed the 2021 Equity Incentive Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers and non-employee directors with the interests of shareholders and the Company. These features include, but are not limited to, the following:
•
No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•
Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of shareholders, including a cancellation or repurchase of “underwater” awards in exchange for cash or other awards.

•	Minimum Vesting Requirements. Subject to certain limited exceptions, awards granted under the 2021 Equity Incentive Plan will be subject to a minimum vesting period of one year.
•
No Liberal Share Recycling on Stock Options or SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR, or to satisfy tax withholding obligations in connection with the exercise or settlement of such awards count against the number of shares remaining available under the 2021 Equity Incentive Plan.

•	No Dividends or Dividend Equivalents on Unearned Awards. The 2021 Equity Incentive Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards.
•
No Single-Trigger Change in Control Vesting. If awards granted under the 2021 Equity Incentive Plan are assumed by the successor entity in connection with a change in control of the Company, such awards will not automatically vest and pay out upon the change in control.

•	Awards Subject to Clawback Policy. Awards under the 2021 Equity Incentive Plan will be subject to any compensation recoupment policy that the Company may adopt from time to time.
•	No Tax Gross-Ups. The 2021 Equity Incentive Plan does not provide for any tax gross-ups.

49 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Key Data Relating to Outstanding Equity Awards and Shares Available
The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plan as of December 31, 2020 (and without giving effect to approval of the 2021 Equity Incentive Plan under this Proposal):
Prior Plan(1)
Total shares underlying outstanding stock options and SARs	0
Total shares underlying outstanding unvested time-based full value awards	312,603
Total shares underlying outstanding unvested performance-based full value awards	87,214(2)
Total shares underlying all outstanding awards	399,817

Total shares currently available for grant	191,716(3)

Common Stock outstanding as of December 31, 2020	22,611,976
Market price of Common Stock as of December 31, 2020	$57.88
(1)
Includes information regarding all outstanding equity awards and shares available for future awards, which are all under the Prior Plan. As of December 31, 2020 (and as of the date of this Proxy Statement), no other predecessor plans had awards outstanding or shares available for future awards.

(2)	Assumes performance-based awards will vest and pay out based on target performance levels being achieved.
(3)	Represents the total number of shares available for future awards under the Prior Plan.
As noted above, as of December 31, 2020, there were approximately 191,716 shares reserved and available for future awards under the Prior Plan. The 2021 Equity Incentive Plan authorizes an additional 1,088,284 shares for future grants (representing approximately 4.8 % of the Company’s outstanding shares as of December 31, 2020). In setting and recommending to shareholders the number of additional shares to authorize under the 2021 Plan, the Compensation Committee and the Board considered the historical number of equity awards granted under the Prior Plan, potential dilution from the 2021 Equity Incentive Plan, as well as the Company’s three-year average burn rate for the preceding three fiscal years.
The aggregate shares shown in the table above (total shares underlying all outstanding awards and total shares currently available for grant) represent a fully-diluted overhang of approximately 2.6% based on the Company’s common shares outstanding as of December 31, 2020. If the 2021 Plan is approved, the additional 1,088,284 shares available for issuance would increase the overhang to approximately 6.2%. The Company calculates the fully diluted “overhang” as the total of (a) shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.
When considering the share reserve for the 2021 Equity Incentive Plan, the Compensation Committee and the Board reviewed, among other things, the potential dilution to current shareholders as measured by burn rate and overhang, projected future share usage and projected future forfeitures. The Company’s burn rate averaged 0.5% of common shares outstanding over the last three years (2018-2020), as shown in the table below. The projected future usage of shares for long-term incentive awards under the 2021 Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the share pool under the 2021 Plan is projected to satisfy the Company’s equity compensation needs for at least four to five years. The actual amount of time will vary depending on several factors, including changes in employee headcount, long-term incentive award type mix, future forfeitures and cancellations, performance-based award achievement as percent of target, future acquisitions, and the Company’s stock price.
Fiscal Year	2018	2019	2020	3-Year Average
Time-based RSUs and DSUs granted	64,092	94,619	213,197	123,969
Performance-based awards vested	0	0	892	297
Total	64,092	94,619	214,089	124,266

Weighted-average common shares outstanding	22,901,511	22,515,161	22,585,515	22,667,396

Gross burn rate(1)	0.3%	0.4%	0.9%	0.5%
(1)	Total number of Restricted Stock Units and Deferred Stock Units granted, and Performance-based awards vested in each year divided by weighted average common shares outstanding.

50 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Summary of the 2021 Equity Incentive Plan
Purpose. The purpose of the 2021 Equity Incentive Plan is to promote the interests of the Company and its shareholders by strengthening the ability of the Company to attract, motivate, reward, and retain qualified individuals upon whose judgment, initiative, and efforts the financial success and growth of the business of the Company largely depend, and to provide an opportunity for such individuals to acquire stock ownership and other rights that promote and recognize the financial success and growth of the Company.
Administration. The 2021 Equity Incentive Plan will be administered by a committee (the “Committee”) of the Board. The Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2021 Equity Incentive Plan; interpret the terms and intent of the 2021 Equity Incentive Plan and any award certificate; and make all other decisions and determinations that may be required under the 2021 Equity Incentive Plan. Unless and until changed by the Board, the Compensation Committee is designated as the Committee to administer the 2021 Equity Incentive Plan.
Eligibility. The 2021 Equity Incentive Plan permits the grant of incentive awards to employees, officers, non-employee directors, and consultants of the Company and its affiliates as selected by the Committee. As of February 24, 2021, approximately 3700 employees, 10 non-employee directors, and no consultants would be eligible to participate in the 2021 Equity Incentive Plan.
Permissible Awards. The 2021 Equity Incentive Plan authorizes the granting of awards in any of the following forms:
•
market-priced stock options to purchase shares of the Company’s Common Stock (for a term not to exceed 10 years), which may be designated under the Internal Revenue Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);

•
SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of the Company’s Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;
•
stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash, as specified in the award certificate) at a designated time in the future, subject to any vesting requirements as may be set by the Committee;

•
performance awards, which represent any award of the types listed above which have a performance-vesting component based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee; and

•	other stock-based awards that are denominated in, or valued by reference to, shares of the Company’s Common Stock.
Shares Available for Awards. Subject to adjustment in the event of stock splits and similar events, as of the Effective Date, the aggregate number of shares of Common Stock reserved and available for issuance pursuant to awards granted under the 2021 Equity Incentive Plan is 1,280,000, less one share for every one share subject to an award granted under the Prior Plan after December 31, 2020 and prior to the Effective Date. If the Company’s shareholders approve the 2021 Equity Incentive Plan, all future equity awards will be made from the 2021 Equity Incentive Plan. No further awards may be granted under the Prior Plan.
Share Counting. Shares of Common Stock reserved and available for issuance pursuant to awards granted under the 2021 Equity Incentive Plan shall be counted against the 2021 Equity Incentive Plan reserve as follows:
•
To the extent that all or a portion of an award (or, after December 31, 2020, an award granted under the Prior Plan) is canceled, terminates, expires, is forfeited or lapses for any reason (including by reason of failure to meet time-based and/or performance-based vesting requirements), any unissued or forfeited shares originally subject to the award (or, after December 31, 2020, an award granted under the Prior Plan) will be added back to the 2021 Equity Incentive Plan share reserve and again be available for issuance pursuant to awards granted under the 2021 Equity Incentive Plan;

•
Shares subject to awards (or, after December 31, 2020, awards granted under the Prior Plan) settled in cash will be added back to the 2021 Equity Incentive Plan share reserve and again be available for issuance pursuant to awards granted under the 2021 Equity Incentive Plan;

•
Shares withheld or repurchased from an award other than a stock option or SAR (or, after December 31, 2020, an award other than a stock option or SAR granted under the Prior Plan) or delivered by a participant (by either actual delivery or attestation) to satisfy tax withholding requirements will be added back to the 2021 Equity Incentive Plan share reserve and again be available for issuance pursuant to awards granted under the 2021 Equity Incentive Plan;

•
Shares withheld or repurchased from a stock option or a SAR or delivered by a participant (by either actual delivery or attestation) to satisfy tax withholding requirements will not be added back to the 2021 Equity Incentive Plan share reserve for issuance pursuant to awards granted under the 2021 Equity Incentive Plan;

•
The full number of shares subject to a stock option shall count against the number of shares remaining available for issuance pursuant to awards granted under the 2021 Equity Incentive Plan, even if the exercise price of a stock option is satisfied through net-settlement or by delivering shares to the Company (by either actual delivery or attestation); and

•
The full number of shares subject to a SAR shall count against the number of shares remaining available for issuance pursuant to awards made under the 2021 Equity Incentive Plan (rather than the net number of shares actually delivered upon exercise).

Limitations on Awards. The maximum number of shares of Common Stock subject to stock options, and the maximum number of shares of

51 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Common Stock subject to SARs, that may be granted under the 2021 Equity Incentive Plan in any 12-month period to any one participant is 150,000 each. The maximum number of shares of Common Stock underlying awards of restricted stock or restricted stock units that may be granted under the 2021 Equity Incentive Plan in any 12-month period to any one participant, in the aggregate, is 150,000. The maximum number of shares of Common Stock subject to other stock-based awards that may be granted under the 2021 Equity Incentive Plan in any 12-month period to any one participant is 150,000.
Limitation of Non-Employee Director Compensation. The maximum aggregate compensation that may be granted or awarded to any non-employee director, including all meeting fees, cash retainers and retainers granted in the form of stock awards, shall not exceed $600,000, or $750,000 in the case of a non-employee Chairman of the Board or Lead Director.
Minimum Vesting Requirements. Awards granted under the 2021 Equity Incentive Plan will be subject to a minimum vesting period of one year; provided, that the following awards shall not be subject to such minimum vesting requirement: any (i) substitute awards granted in connection with a business combination, (ii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the date of the next annual meeting of shareholders after the immediately preceding year’s annual meeting (provided that the period between annual meetings is not less than 50 weeks), and (iii) awards up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2021 Equity Incentive Plan. The minimum vesting requirement does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of an award, including in cases of termination of employment or a change in control, in the terms of the award certificate or otherwise.
Treatment of Awards upon a Change in Control. Unless otherwise provided in an award agreement or any special plan document governing an award, or in the applicable transaction document:
(A) upon the occurrence of a change in control of the Company in which awards under the 2021 Equity Incentive Plan are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board:
•	all outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on outstanding awards will lapse; and
•
the payout opportunities attainable under outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the change in control occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the change in control.

(B) upon the occurrence of a change in control of the Company in which awards under the 2021 Equity Incentive Plan are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined in the 2021 Equity Incentive Plan), then:
•
all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•
the payout opportunities attainable under outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the date of termination.

Treatment of Awards Upon Death or Disability. If a participant’s service terminates by reason of death or disability:
•
all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•
the payout opportunities attainable under outstanding performance-based awards will vest based on target or actual performance (depending on the time during the performance period in which the date of termination occurs) and the awards will payout on a pro rata basis, based on the time elapsed prior to the date of termination.

Limitations on Transfer; Beneficiaries. A participant may not assign or transfer an award other than by will or the laws of descent and distribution; provided, however, that the Committee may permit other transfers (other than transfers for value). A participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.
Anti-Dilution Adjustments. In the event of a transaction between the Company and its shareholders that causes the per-share value of the Company’s Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the share authorization limits under the 2021 Equity Incentive Plan will be adjusted proportionately, and the Committee must make such adjustments to the 2021 Equity Incentive Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of any corporate event or transaction involving the Company, such as a merger, consolidation, reorganization, recapitalization, stock split, a stock dividend, spin-off, or a combination or exchange of shares, dividend in kind or other like change in capital structure, the Committee may, in its sole discretion, make such other appropriate adjustments to the terms of any outstanding awards to reflect such changes or distributions and to modify any other terms of outstanding awards.
Termination and Amendment. The Board may, at any time and from time to time, terminate or amend the 2021 Equity Incentive Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. No termination or amendment of the 2021 Equity Incentive Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. Unless sooner terminated, the 2021 Equity Incentive Plan will terminate on the tenth anniversary of the Effective Date or, if the

52 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
shareholders approve an amendment to the 2021 Equity Incentive Plan that increases the number of shares subject to the 2021 Equity Incentive Plan, the tenth anniversary of the date of such approval.
The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.
Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without shareholder approval. The exchange of an “underwater” stock option or SAR (i.e., an award having an exercise price in excess of the current market value of the underlying stock) for another award or for a cash payment would be considered an indirect repricing and would, therefore, require shareholder approval.
Clawback Policy. Awards under the 2021 Equity Incentive Plan will be subject to any compensation recoupment policy (sometimes referred to as a “clawback policy”) of the Company as adopted from time to time.
Certain U.S. Federal Income Tax Effects
The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2021 Equity Incentive Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State and local income tax consequences are not discussed, and may vary from locality to locality.
Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2021 Equity Incentive Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
SARs. A participant receiving a SAR under the 2021 Equity Incentive Plan will not recognize income, and the Company will not be allowed a tax deduction at the time the award is granted. When the participant exercises the SAR, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.
Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.
Restricted or Deferred Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m)
Cash-Based Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a cash-based award is granted (for example, when the performance goals are established). Upon receipt of cash in settlement of the award, a participant will recognize ordinary income equal to the cash received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).
Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2021 Equity Incentive Plan.

53 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
New Plan Benefits; Benefits to Named Executive Officers and Others
On February 26, 2021, the Compensation Committee approved grants of time-based and performance-based restricted stock units to certain individuals, including executive officers and non-executive employees, subject to shareholder approval of the 2021 Equity Incentive Plan at the Annual Meeting (“Contingent RSU Awards”). If shareholders approve this Proposal 3, the Contingent RSU Awards will be made effective following the Annual Meeting. If shareholders do not approve this Proposal 3, the Contingent RSU Grants will not be made.
The following table sets forth (i) the number of Contingent RSU Awards, and (ii) the dollar value of the Contingent RSU Awards, based on the closing price of the Common Stock on February 26, 2021. All other future grants and awards under the 2011 Plan, which may be made to Company executive officers, directors and other employees, will be made at the discretion of the Committee and are not presently determinable.
Name and Position	Number of Units	Dollar Value ($)
Barry A. Ruffalo, President and Chief Executive Officer	26,502	1,800,000
Rebecca A. Weyenberg, Chief Financial Officer	10,306	700,000
Timothy A. Averkamp, Group President	6,331	430,000
Jaco G. van der Merwe, Group President	6,331	430,000
Stephen C. Anderson, Senior Vice President, Administration and Investor Relations	2,871	195,000
All current executive officers, as a group (7 persons)	61,543	4,180,000
All current non-executive directors, as a group (10 persons)		—
All employees (including all current officers who are not executive officers), as a group	14,944	1,015,000
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ASTEC INDUSTRIES, INC. 2021 INCENTIVE PLAN.

54 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. KPMG LLP served as the Company’s independent registered public accounting firm for the year ending December 31, 2020, and the services it provided to the Company and its subsidiaries in the year ending December 31, 2020 are described under “Audit Matters” below.
We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2021. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice.
THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR CALENDAR YEAR 2021.
In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

55 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
REPORT OF THE
AUDIT COMMITTEE
Decisions and recommendations regarding the financial reporting procedures of the Company are made by the Audit Committee of the Board of Directors, which was comprised of Directors Baker, Cook, Dorey, Frierson, Gehl, Howell, Potts, Sansom, Southern and Tellock during the entire 2020 year. The following report is not subject to incorporation by reference in any filings made by the Company with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
We, as a committee of the Board of Directors, oversee the Company’s financial reporting process on behalf of the Board of Directors. We operate under a written charter adopted by the Board of Directors. This report reviews the actions we have taken with regard to the Company’s financial reporting process during fiscal 2020 and the Company’s audited consolidated financial statements as of and for the year ended December 31, 2020 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.
In March 2004, the Board also designated us to serve as the Company’s Qualified Legal Compliance Committee, or QLCC, in accordance with SEC rules and regulations. In our capacity as the QLCC, we are responsible for handling reports of a material violation of the securities laws or a breach of a fiduciary duty by the Company, its officers, directors, employees, or agents. In our capacity as the QLCC, we have the authority and responsibility to inform the Company’s Chief Executive Officer of any violations. We can determine whether an investigation is necessary and can take appropriate action to address these reports. If an investigation is deemed necessary or appropriate, we have the authority to notify the Board, initiate an investigation and retain outside experts.
We are composed solely of independent directors, as that term is defined in Rule 5605(a)(2) of the Nasdaq Rules, and as independence for audit committee members is defined in the Nasdaq Rules. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries or has engaged in any business transaction or has any business or family relationship with the Company or any of its subsidiaries or affiliates. Mr. Baker, Ms. Cook and Mr. Tellock have been designated by the Board as our financial experts.
The Company’s management has the primary responsibility for the Company’s consolidated financial statements and reporting process, including the systems of internal controls. The Company’s outside auditors are responsible for performing an independent integrated audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board and issuing reports thereon. Our responsibility is to monitor and oversee these processes and to recommend annually to the Board of Directors the independent auditors to serve as the Company’s independent registered public accounting firm for the coming year.
We have implemented procedures to ensure that during the course of each year, we devote the attention that we deem necessary or appropriate to fulfill our oversight responsibilities under our charter. To carry out our responsibilities, we met eight times during fiscal 2020.
In fulfilling our oversight responsibilities, we reviewed and discussed with management the audited consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.
We reviewed with the Company’s independent registered public accounting firm during fiscal 2020, KPMG LLP, as to their judgments about the quality (rather than just the acceptability) of the Company’s accounting principles. We discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board AS No. 1301 (Communication with Audit Committees). In addition, we discussed with KPMG LLP their independence from management and the Company, and we received and discussed with KPMG LLP the written disclosures and the letter from KPMG LLP required by the Public Company Accounting Oversight Board regarding their communications with us regarding their independence. We also considered whether the provision of services during fiscal 2020 by KPMG LLP that were unrelated to their audit of the consolidated financial statements referred to above and to their reviews of the Company’s interim consolidated financial statements during fiscal 2020 was compatible with maintaining KPMG LLP’s independence with respect to the time it was performing services for the Company.
Additionally, we discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plan for their respective audits. We met with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

56 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.
AUDIT COMMITTEE

James B. Baker, Chairman
Tracey H. Cook
William G. Dorey
Daniel K. Frierson
William D. Gehl
Mary L. Howell
Charles F. Potts
William B. Sansom
William Bradley Southern
Glen E. Tellock
March 18, 2021

57 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
AUDIT MATTERS
KPMG LLP (“KPMG”) has served as the Company’s independent registered public accounting firm since January 1, 2015. Representatives of KPMG are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2020 and 2019 and fees billed for other services rendered by the firm during the years ended December 31, 2020 and 2019. The Audit Committee is involved in the negotiations related to the fees paid to KPMG, and all audit-related, tax and other fees for services provided by KPMG to the Company during the last two fiscal years and disclosed in the table below were reviewed and pre-approved by the Audit Committee in accordance with its charter.
	2020	2019
Audit Fees(1)(2)	$4,104,200	$5,343,064
Audit-Related Fees(3)	—	$10,930
Tax Fees(4)	$67,200	—
All Other Fees	—	—
Total	$4,171,400	$5,353,994
(1)
Audit Fees include the aggregate fees billed for professional services rendered for the audits of the Company’s consolidated financial statements included in its Form 10-K filings, for reviews of the Company’s quarterly condensed consolidated financial statements included in its Form 10-Q filings and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings for the relevant years, in each case, for the applicable year.

(2)
2019 Audit Fees include approximately $1.6 million of additional fees related to the 2019 audit of the Company’s financial statements that were billed after the Company’s 2020 Proxy Statement was filed on March 18, 2020.

(3)
Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and which are not reported under “Audit Fees.” This category includes fees related to certification work performed over royalty payments between Company subsidiaries and consultations on accounting matters.

(4)	Tax fees primarily include fees associated with routine tax compliance and consulting services.
Audit Fee Approval
The Company’s Audit Committee preapproved all audit fees, audit related fees and tax fees that were paid to KPMG in fiscal 2020 and 2019.
Audit Committee Pre-Approval Policy
Since October 24, 2002, the Company’s Audit Committee has approved all fees for audit and non-audit services of the Company’s independent registered public accounting firm prior to engagement. It is the policy of the Audit Committee, as set forth in the Audit Committee charter, to pre-approve, to the extent required by applicable law, all audit and non-audit services provided to the Company by its independent registered public accounting firm. In accordance with applicable law, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that the decisions of any member(s) to whom such authority is delegated to pre-approve an activity shall be presented to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee has delegated to each of its members the authority to grant the required pre-approvals for any engagement that does not exceed one-hundred thousand dollars ($100,000).
Audit Committee Review
The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG for the year ended December 31, 2020. The Audit Committee has determined that the services rendered and the fees billed in 2020 that were not related to the audit of the Company’s consolidated financial statements are compatible with the independence of KPMG as the Company’s independent registered public accounting firm.

58 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us with respect to beneficial ownership of Company’s Common Stock as of February 24, 2021, by the following individuals or groups:
•	each of our current directors, nominees for director, and Named Executive Officers individually;
•	all our directors and executive officers as a group; and
•	each person (or group of affiliated persons) known by us to own beneficially more than 5% of our outstanding Common Stock.
The percentage of beneficial ownership of Common Stock is based on 22,613,076 shares deemed outstanding as of February 24,
2021. In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of our Common Stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. We have determined beneficial ownership in accordance with the rules of the SEC. Except as otherwise indicated, we believe, based on information furnished to us, that the beneficial owners of the Common Stock listed below have sole voting power and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws.
Name and Address[l]	Shares Beneficially Owned[2]	Percent of Class
Directors, Nominees and Named Executive Officers:
Barry A. Ruffalo	43,567(3)	—
Rebecca A. Weyenberg	14,417(4)	—
Timothy A. Averkamp	9,124(5)	—
Jaco van der Merwe	20,161(6)	—
Stephen C. Anderson	11,439(7)	—
Jeffrey Schwarz	—	—
James B. Baker	13,789	—
Tracey H. Cook	4,462	—
William G. Dorey	22,433	—
Daniel K. Frierson	17,297(8)	—
William D. Gehl	26,097(9)	—
Mary L. Howell	4,462	—
Charles F. Potts	15,354(10)	—
William B. Sansom	35,850	—
William Bradley Southern	4,462	—
Glen E. Tellock	17,419	—
All directors, nominees and executive officers as a group	260,333	1.15%

5% Shareholders
BlackRock, Inc.	3,440,156(11)	15.2%
Vanguard Group, Inc.	2,265,024(12)	10.0%
Gabelli Funds, Inc.	1,906,770(13)	8.4%
Dimensional Fund Advisors LP	1,506,756(14)	6.7%
[1]	Except as otherwise noted, the address of each beneficial owner listed in the table is c/o Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421.
[2]
The amounts of the Company’s Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. The beneficial owner has both voting and dispositive power over the shares of Common

59 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
Stock, unless otherwise indicated. As indicated, certain of the shares included are beneficially owned by the holders by virtue of their ownership of rights to acquire such shares pursuant to deferred stock rights and restricted stock units. Unless indicated in the table, the number of shares included in the table as beneficially owned by a director, nominee or officer does not exceed one percent of the Common Stock of the Company outstanding on February 24, 2021.
[3]	Beneficially owned shares include 38,237 of RSUs that convert to shares of Common stock on a future date, subject to earlier settlement upon retirement.
[4]
Beneficially owned shares include 12,014 of RSUs that convert to shares of Common stock on a future date, subject to earlier settlement upon retirement and 753 shares of Astec stock in the Company SERP.

[5]	Beneficially owned shares include 8,295 of RSUs that convert to shares of Common stock on a future date, subject to earlier settlement upon retirement.
[6]	Beneficially owned shares include 14,351 of RSUs that convert to shares of Common stock on a future date, subject to earlier settlement upon retirement.
[7]	Beneficially owned shares include 7,552 of RSUs that convert to shares of Common stock on a future date, subject to earlier settlement upon retirement.
[8]	Includes 7,195 deferred stock units, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.
[9]	Includes 17,967 deferred stock units, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.
[10]	Includes 8,963 deferred stock units, each of which represents the right to receive one share of Common Stock within 30 days of termination of service as a director.
[11]
The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock, Inc. According to the Schedule 13G/A, BlackRock, Inc. beneficially owns 3,440,156 shares, with sole dispositive power over all such shares and sole voting power over 3,400,602 shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

[1][2]
The number of shares reported and the information included in this footnote were derived from a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group. According to the Schedule 13G/A, The Vanguard Group, Inc. beneficially owns 2,265,024 shares, with sole voting power over 0 shares, shared voting power over 23,418 shares, sole dispositive power over 2,223,874 shares, and shared dispositive power over 41,150 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

[1][3]
The number of shares reported and the information included in this footnote were derived from separate Schedule 13F-HRs filed with the SEC on February 5, 2021 by Gabelli Funds LLC (“Gabelli”), GAMCO Investors, Inc. et al (“GAMCO”), Teton Advisors, Inc. ("Teton"). According to the Schedule 13F-DRs filed, Gabelli beneficially owns 575,400 shares, with sole voting and dispositive power over all such shares; GAMCO beneficially owns 1,087,370 shares with sole dispositive power over all such shares and sole voting power over 979,870 shares; Teton beneficially owns 244,000 shares, with sole voting and dispositive power over all such shares. The address for each of Gabelli, GAMCO and Teton is One Corporate Center, Rye, New York 10580.

[1][4]
The number of shares reported and the information included in this footnote were derived from a Schedule 13G filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP (“Dimensional”). According to the Schedule 13G, Dimensional, a registered investment adviser, may be deemed to have beneficial ownership of 1,506,756 shares, which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment manager, adviser or sub-adviser. Dimensional has sole dispositive power over all such shares and sole voting power over 1,448,839 shares. Dimensional disclaims beneficial ownership of all such shares. The address for Dimensional is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

DELINQUENT
SECTION 16(a)
REPORTS
Section 16(a) of the Exchange Act, as amended, requires the Company’s directors, executive officers and persons who own beneficially more than 10% of the Company’s Common Stock to file reports of ownership and changes in ownership of such stock with the SEC. In addition, Item 405 of Regulation S-K requires the Company to identify in this Proxy Statement any person that may have failed to file a Section 16(a) form in a timely manner. Based solely upon reports filed with the SEC by each such person, the Company believes that its directors, executive officers and greater than 10% shareholders timely complied with all applicable Section 16(a) filing requirements during 2020, except that Jaco van der Merwe filed late two Forms 4s, each relating to a stock award from the Company, and Timothy A. Averkamp filed late one Form 4 relating to a stock award from the Company.
CERTAIN MATTERS RELATING TO PROXY MATERIALS AND ANNUAL REPORTS
The SEC’s rules permit us to deliver a single copy of the Notice, or a full set of the proxy materials (including the Proxy Statement, the Annual Report for fiscal 2020 and proxy card with postage-paid envelope), as applicable, to an address that two or more shareholders share. This method of delivery is referred to as “householding” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail that you receive. We will deliver only one Notice, or a full set of the proxy materials (including the Proxy Statement, the Annual Report for fiscal 2020 and proxy card with postage-paid envelope), as applicable, to multiple registered shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. If printed copies of proxy materials are requested, we will still send each shareholder an individual proxy card.

60 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
If you did not receive an individual copy of the Notice, or a full set of the proxy materials (including the Proxy Statement, the Annual Report for fiscal 2020 and proxy card with postage-paid envelope), as applicable, we will send copies to you if you contact us at General Counsel and Corporate Secretary, Astec Industries, Inc. at 1725 Shepherd Road, Chattanooga, Tennessee 37421. Shareholders who hold Common Stock through a broker, dealer, bank or other entity, who share an address and are receiving multiple copies of annual reports or proxy statements or notices of availability and who prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement, annual report and/or or notice of availability, as requested, by contacting such broker, dealer, bank or other entity.
OTHER MATTERS
Management does not know of any other matters to be brought before the meeting other than those referred to above. If any matters which are not specifically set forth in the form of proxy appointment and this Proxy Statement properly come before the meeting, the persons appointed as proxies will vote thereon in accordance with their best judgment.
ANNUAL REPORT
The Company’s consolidated financial statements and other financial information for the year ended December 31, 2020 may be found in the Company’s Annual Report for fiscal 2020, which has been made available to all shareholders. The Annual Report for fiscal 2020 does not form any part of the material for the solicitation of proxies. Our Annual Report and Proxy Statement will also be available on the web prior to our Annual Meeting. Once posted, you will be able to access, view and download this Proxy Statement and Annual Report for fiscal 2020 on the web at www.proxyvote.com
ANY SHAREHOLDER WHO HAS NOT RECEIVED A COPY OF OUR MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, AS FILED WITH THE SEC SHALL BE FURNISHED A COPY WITHOUT CHARGE UPON WRITTEN REQUEST. PLEASE DIRECT YOUR WRITTEN REQUEST TO THE GENERAL COUNSEL AND CORPORATE SECRETARY, ASTEC INDUSTRIES, INC. AT 1725 SHEPHERD ROAD, CHATTANOOGA, TENNESSEE 37421.

A-1 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
APPENDIX A—
ASTEC INDUSTRIES, INC.
2021 EQUITY INCENTIVE PLAN
ARTICLE 1
PURPOSE
1.1. GENERAL. The purpose of the Astec Industries, Inc. 2021 Equity Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Astec Industries, Inc. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.
ARTICLE 2
DEFINITIONS
2.1. DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:
(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.
(b) “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.
(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.
(d) “Beneficial Owner” shall have the meaning given such term in Rule 13d-3 of the General Rules and Regulations under the 1934 Act.
(e) “Board” means the Board of Directors of the Company.
(f) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined in good faith by the Committee: gross neglect of duty, prolonged absence from duty without the consent of the Company, material breach by the Participant of any published Company code of conduct or code of ethics; intentionally engaging in activity that is in conflict with or adverse to the business, reputation or other interests of the Company; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.
(g) “Change in Control” means and includes the occurrence of any one of the following events:
(i) during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the beginning of such 12-month period and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the

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election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or
(ii) any Person becomes a Beneficial Owner, directly or indirectly, of either (A) 35% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions of Company Common Stock or Company Voting Securities shall not constitute a Change in Control: (w) an acquisition directly from the Company, (x) an acquisition by the Company or a Subsidiary, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or
(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation or other entity (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 35% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Reorganization, Sale or Acquisition (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) the Company or any Subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the Beneficial Owner, directly or indirectly, of 35% or more of the total common stock or 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or
(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.
(i) “Committee” means the committee of the Board described in Article 4.
(j) “Company” means Astec Industries, Inc., a Tennessee corporation, or any successor corporation.
(k) “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, director or consultant of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).
(l) “Deferred Stock Unit” means a right granted to a Participant under Article 9 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

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(m) “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.
(n) “Dividend Equivalent” means a right granted with respect to an Award pursuant to Article 11.
(o) “Effective Date” has the meaning assigned such term in Section 3.1.
(p) “Eligible Participant” means an employee (including a leased employee), officer, director or consultant of the Company or any Affiliate.
(q) “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.
(r) “Fair Market Value,” on any date, means the closing sales price on the Exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported. The Committee is authorized to adopt another fair market value pricing method, provided such method is stated in the Award Certificate, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
(s) “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value).
(t) “Good Reason” (or similar term denoting constructive termination) has the meaning, if any, assigned such term in the employment, consulting, severance or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting, severance or similar agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given such term in the applicable Award Certificate. If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.
(u) “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.
(v) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.
(w) “Independent Directors” means those members of the Board who qualify at any given time as an “independent” director under the applicable rules of each Exchange on which the Shares are listed, and as a “non-employee” director under Rule 16b-3 of the 1934 Act.
(x) “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.
(y) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.
(z) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.
(aa) “Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.
(bb) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.
(cc) “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 13.4 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.
(dd) “Performance Award” means an Award granted pursuant to Article 10.
(ee) “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.
(ff) “Plan” means the Astec Industries, Inc. 2021Equity Incentive Plan, as amended from time to time.
(gg) “Prior Plan” means the Astec Industries, Inc. 2011 Incentive Plan, as amended from time to time.

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(hh) “Restricted Stock” means Stock granted to a Participant under Article 9 that is subject to certain restrictions and to risk of forfeiture.
(ii) “Restricted Stock Unit” means the right granted to a Participant under Article 9 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.
(jj) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Article 14), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.
(kk) “Stock” means the $0.20 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 14.
(ll) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.
(mm) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.
(nn) “1933 Act” means the Securities Act of 1933, as amended from time to time.
(oo) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
ARTICLE 3
EFFECTIVE TERM OF PLAN
3.1. EFFECTIVE DATE. The Plan was approved by the Board on February 26, 2021, and shall be effective on the date that it is approved by the shareholders of the Company (the “Effective Date”).
3.2. TERM OF PLAN. Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the shareholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted after February 26, 2031.
ARTICLE 4
ADMINISTRATION
4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award are persons subject to the short-swing profit rules of Section 16 of the 1934 Act. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers and protections of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.
4.2. ACTIONS AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties and shall be given the maximum deference permitted by applicable law. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

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4.3. AUTHORITY OF COMMITTEE. Except as provided in Section 4.1 and 4.4 hereof, the Committee has the exclusive power, authority and discretion to:
(a) Grant Awards;
(b) Designate Participants;
(c) Determine the type or types of Awards to be granted to each Participant;
(d) Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;
(e) Determine the terms and conditions of any Award granted under the Plan;
(f) Prescribe the form of each Award Certificate, which need not be identical for each Participant;
(g) Decide all other matters that must be determined in connection with an Award;
(h) Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;
(i) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;
(j) Amend the Plan or any Award Certificate as provided herein; and
(k) Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to further the objectives of the Plan.
4.4. DELEGATION. The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. In addition, the Committee may, by resolution, expressly delegate to one or more of its members or to one or more officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities may not be made with respect to the grant of Awards to eligible participants who are subject to Section 16(a) of the 1934 Act at the Grant Date. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.
4.5. INDEMNIFICATION. Each person who is or shall have been a member of the Committee, or the Board, or an officer of the Company to whom authority was delegated in accordance with this Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
ARTICLE 5
SHARES SUBJECT TO THE PLAN
5.1. NUMBER OF SHARES. As of the Effective Date, subject to adjustment as provided in Section 5.2 and Section 14.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 1,280,000, less one (1) Share for every one (1) Share subject to an Award granted under the Prior Plan after December 31, 2020 and prior to the Effective Date. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 1,280,000. From and after the Effective Date, no further awards shall be granted under the Prior Plan and the Prior Plan shall remain in effect only so long as awards granted thereunder shall remain outstanding.

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5.2. SHARE COUNTING. Shares covered by an Award shall be subtracted from the Plan share reserve as of the Grant Date, but shall be added back to the Plan share reserve or otherwise treated in accordance with this Section 5.2.
(a) To the extent that all or a portion of an Award (or, after December 31, 2020, an award granted under the Prior Plan) is canceled, terminates, expires, is forfeited or lapses for any reason (including by reason of failure to meet time-based and/or performance-based vesting requirements), any unissued or forfeited Shares originally subject to the Award (or, after December 31, 2020, an award granted under the Prior Plan) will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(b) Shares subject to Awards (or, after December 31, 2020, awards granted under the Prior Plan) settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(c) Shares withheld or repurchased from a Full-Value Award (or, after December 31, 2020, an award other than a stock option or stock appreciation right granted under the Prior Plan) or delivered by a Participant (by either actual delivery or attestation) to satisfy tax withholding requirements will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.
(d) Shares withheld or repurchased from an Option or a SAR or delivered by a Participant (by either actual delivery or attestation) to satisfy tax withholding requirements will not be added back to the Plan share reserve for issuance pursuant to Awards granted under the Plan.
(e) The full number of Shares subject to an Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).
(f) The full number of Shares subject to a SAR shall count against the number of Shares remaining available for issuance pursuant to Awards made under the Plan (rather than the net number of Shares actually delivered upon exercise).
(g) Shares repurchased on the open market with the proceeds of an Option will not be added back to the Plan share reserve for issuance pursuant to Awards granted under the Plan.
(h) Substitute Awards granted pursuant to Section 13.11 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1 (and any unissued or forfeited Shares underlying a substitute Award that is canceled, terminates, expires, is forfeited or lapses for any reason shall not be added back to the Plan share reserve).
(i) Subject to applicable Exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees or directors of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.
5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.
5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Article 14):
(a) Options. The maximum aggregate number of Shares subject to Options granted under the Plan in any 12-month period to any one Participant shall be 150,000.
(b) SARs. The maximum number of Shares subject to Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be 150,000.
(c) Restricted Stock or Restricted Stock Units. The maximum aggregate number of Shares underlying Awards of Restricted Stock or Restricted Stock Units under the Plan in any 12-month period to any one Participant shall be 150,000.
(d) Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards under the Plan in any 12-month period to any one Participant shall be 150,000 Shares.
5.5. LIMITATION ON COMPENSATION FOR NON-EMPLOYEE DIRECTORS. With respect to any one calendar year, the aggregate compensation that may be granted or awarded to any one Non-Employee Director, including all meeting fees, cash retainers and retainers granted in the form of Awards, shall not exceed $600,000, or $750,000 in the case of a non-employee Chairman of the Board or Lead Director. For purposes of such limit, the value of Awards will be determined based on the aggregate Grant Date fair value of all awards issued to the director in such year (computed in accordance with applicable financial accounting rules).

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ARTICLE 6
ELIGIBILITY
6.1. GENERAL. Awards may be granted only to Eligible Participants. Incentive Stock Options may be granted only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.
ARTICLE 7
STOCK OPTIONS
7.1. GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:
(a) EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 13.11) shall not be less than the Fair Market Value as of the Grant Date.
(b) PROHIBITION ON REPRICING. Except as otherwise provided in Article 14, without the prior approval of shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly, (ii) an Option may not be cancelled in exchange for a new Option or other Awards if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option, (iii) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option, and (iv) the Company may not take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the Exchange.
(c) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Sections 7.1(e) and 13.6, and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested.
(d) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made in, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.
(e) EXERCISE TERM. Except for Nonstatutory Options granted to Participants outside the United States, no Option granted under the Plan shall be exercisable for more than ten years from the Grant Date.
(f) NO DEFERRAL FEATURE. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.
(g) NO DIVIDEND EQUIVALENTS. No Option shall provide for Dividend Equivalents.
7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than 10% of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than 110% of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years. If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.
ARTICLE 8
STOCK APPRECIATION RIGHTS
8.1. GRANT OF STOCK APPRECIATION RIGHTS. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:
(a) RIGHT TO PAYMENT. Upon the exercise of a SAR, the Participant has the right to receive, for each Share with respect to which the SAR is being exercised, the excess, if any, of:
(1) The Fair Market Value of one Share on the date of exercise; over
(2) The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which (except for a SAR issued as a substitute Award pursuant to Section 13.11) shall not be less than the Fair Market Value of one Share on the Grant Date.
(b) PROHIBITION ON REPRICING. Except as otherwise provided in Article 14, without the prior approval of the shareholders of the Company, (i) the base price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for a

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new SAR other Awards if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR, (iii) the Company may not repurchase a SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR, and (iv) the Company may not take any other action with respect to a SAR that would be treated as a repricing under the rules and regulations of the Exchange.
(c) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, subject to Sections 8.1(d) and 13.6, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding.
(d) EXERCISE TERM. Except for SARs granted to Participants outside the United States, no SAR granted under the Plan shall be exercisable for more than ten years from the Grant Date.
(e) NO DEFERRAL FEATURE. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.
(f) NO DIVIDEND EQUIVALENTS. No SAR shall provide for Dividend Equivalents.
ARTICLE 9
RESTRICTED STOCK, RESTRICTED STOCK UNITS
AND DEFERRED STOCK UNITS
9.1. GRANT OF RESTRICTED STOCK, RESTRICTED STOCK UNITS AND DEFERRED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock, Restricted Stock Units or Deferred Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.
9.2. ISSUANCE AND RESTRICTIONS. Restricted Stock, Restricted Stock Units or Deferred Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, for example, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines (subject to Section 13.6) at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate, a Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units or Deferred Stock Units until such time as Shares of Stock are paid in settlement of such Awards.
9.3. DIVIDENDS AND DIVIDEND EQUIVALENTS. Dividends accrued on shares of Restricted Stock or Dividend Equivalents accrued with respect to Restricted Stock Units or Deferred Stock Units before the underlying Awards are vested shall, as provided in the Award Certificate, (i) be forfeited, (ii) be reinvested in the form of additional Shares (subject to Share availability under Section 5.1 hereof), which shall be subject to the same vesting provisions as provided for the host Award, or (iii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends or Dividend Equivalents accrued with respect to forfeited Restricted Stock, Restricted Stock Units or Deferred Stock Units will be reconveyed to the Company without further consideration or any act or action by the Participant. Notwithstanding anything in the Plan to the contrary, any Shares or any other property distributed as a dividend, Dividend Equivalent or otherwise with respect to any Restricted Stock, Restricted Stock Units or Deferred Stock Units as to which the restrictions have not yet lapsed or which is not vested shall be subject to the same restrictions, vesting and risk of forfeiture as the underlying Award and shall not be paid/settled unless and until the underlying Award vests.
9.4. FORFEITURE. Subject to the terms of the Award Certificate and except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Service during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.
9.5. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the Grant Date either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

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ARTICLE 10
PERFORMANCE AWARDS
10.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Sections 5.4 and 11.1, and to designate the provisions of such Performance Awards as provided in Section 4.3.
10.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee.
ARTICLE 11
DIVIDEND EQUIVALENTS
11.1. GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. Notwithstanding anything to the contrary, Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares (subject to Share availability under Section 5.1 hereof), which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be credited by the Company to an account for the Participant and accumulated without interest until the date upon which the host Award becomes vested, and, in either case, any Dividend Equivalents accrued with respect to forfeited Awards will be reconveyed to the Company without further consideration or any act or action by the Participant. Notwithstanding anything in the Plan to the contrary, any Shares or any other property distributed as a Dividend Equivalent with respect to a Full-Value Award as to which the restrictions have not yet lapsed or which is not yet vested shall be subject to the same restrictions, vesting and risk of forfeiture as such Full-Value Award to which it relates and shall not be paid/settled unless and until the underlying Full-Value Award vests.
ARTICLE 12
STOCK OR OTHER STOCK-BASED AWARDS
12.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. Subject to Section 11.1, the Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value or net asset value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.
ARTICLE 13
PROVISIONS APPLICABLE TO AWARDS
13.1. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.
13.2. FORM OF PAYMENT FOR AWARDS. At the discretion of the Committee, payment of Awards may be made in cash, Stock, a combination of cash and Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions. Further, payment of Awards may be made in the form of a lump sum, or in installments, as determined by the Committee.
13.3. LIMITS ON TRANSFER.
(a) Each Award and each right under any Award shall be exercisable only by the holder thereof during such holder’s lifetime, or, if permissible under applicable law, by such holder’s guardian or legal representative or by a transferee receiving such Award pursuant to a domestic relations order (a “QDRO”) as defined in Section 414(p)(1)(B) of the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

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(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Stock, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Certificate, Awards (other than Incentive Stock Options and corresponding Awards), may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any grantee means any member of the Immediate Family of such grantee, any trust of which all of the primary beneficiaries are such grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such grantee or members of his or her Immediate Family; and the “Immediate Family” of a grantee means the grantee’s spouse, any person sharing the grantee’s household (other than a tenant or employee), children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Award may be exercised by such transferee in accordance with the terms of the Award Certificate.
(d) Nothing herein shall be construed as requiring the Company or any Affiliate to honor a QDRO except to the extent required under applicable law.
13.4. BENEFICIARIES. Notwithstanding Section 13.3, a Participant may, if permitted by the Committee and in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A Permitted Transferee, beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.
13.5. STOCK TRADING RESTRICTIONS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.
13.6. MINIMUM VESTING REQUIREMENTS. Notwithstanding any other provision of the Plan to the contrary, equity-based Awards (or any portion thereof) granted under the Plan shall vest no earlier than the first anniversary of the date the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute Awards granted pursuant to Section 13.11, (ii) Awards to Non-Employee Directors that vest on the earlier of the one-year anniversary of the date of grant and the date of the next annual meeting of shareholders after the immediately preceding year’s annual meeting (provided that the period between annual meetings is not less than 50 weeks), and (iii) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 5.1 (subject to adjustment under Section 14.1). For the avoidance of doubt, this Section 13.6 does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of retirement, death, Disability or a Change in Control, in the terms of the Award Certificate or otherwise.
13.7. ACCELERATION UPON DEATH, DISABILITY. Except as otherwise provided in the Award Certificate or any special Plan document governing an Award, upon the termination of a person’s Continuous Service by reason of death or Disability:
(i) all of that Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;
(ii) all time-based vesting restrictions on that Participant’s outstanding Awards shall lapse as of the date of termination; and
(iii) the payout opportunities attainable under all of that Participant’s outstanding performance-based Awards shall be deemed to have been fully earned as of the date of termination as follows:
(A) if the date of termination occurs during the first half of the applicable performance period, all relevant performance goals will be deemed to have been achieved at the “target” level, and
(B) if the date of termination occurs during the second half of the applicable performance period, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the calendar quarter immediately preceding the date of termination, and
(C) in either such case, there shall be a prorata payout to the Participant or his or her estate within sixty (60) days following the date of termination (unless a later date is required by Section 16.3 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination.

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13.8. EFFECT OF A CHANGE IN CONTROL. The provisions of this Section 13.8 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award or in the applicable transaction document.
(a) Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the Change in Control occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target measured as of the date of the Change in Control, if the Change in Control occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 16.3(d) hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.
(b) Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within one year after the effective date of the Change in Control, a Participant’s service is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level if the date of termination occurs during the first half of the applicable performance period, or (B) the actual level of achievement of all relevant performance goals against target (measured as of the end of the calendar quarter immediately preceding the date of termination), if the date of termination occurs during the second half of the applicable performance period, and, in either such case, there shall be a prorata payout to such Participant within sixty (60) days following the date of termination of service (unless a later date is required by Section 16.3(d) hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of service. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate.
13.9. DISCRETION TO ACCELERATE AWARDS. The Committee may in its sole discretion determine that, upon the termination of service of a Participant, all or a portion of such Participant’s Options, SARs and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the time-based restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by the Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 13.9.
13.10. RECOUPMENT AND FORFEITURE EVENTS. Awards under the Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant, including the Company’s Clawback Policy adopted on April 26, 2018, as amended from time to time. In addition, the Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, (i) termination of employment for cause, (ii) violation of material Company or Affiliate policies, (iii) breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, (iv) other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate, or (v) a later determination that the vesting of, or amount realized from, a Performance Award was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, whether or not the Participant caused or contributed to such material inaccuracy. Nothing contained herein or in any Award Certificate prohibits the Participant from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange.
13.11. SUBSTITUTE AWARDS. The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

A-12 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
ARTICLE 14
CHANGES IN CAPITAL STRUCTURE
14.1. MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.
14.2. DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.
14.3. GENERAL. Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.
ARTICLE 15
AMENDMENT, MODIFICATION AND TERMINATION
15.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the number of Shares available under the Plan (other than pursuant to Article 14), (ii) expand the types of awards under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (v) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations. Except as otherwise provided in Article 14, without the prior approval of the shareholders of the Company, the Plan may not be amended to permit: (i) the exercise price or base price of an Option or SAR to be reduced, directly or indirectly, (ii) an Option or SAR to be cancelled in exchange for cash, other Awards, or Options or SARs with an exercise or base price that is less than the exercise price or base price of the original Option or SAR, (iii) the Company to repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR, or (iv) any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the Exchange.
15.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:
(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);
(b) Except as otherwise provided in Article 14, without the prior approval of the shareholders of the Company, (i) the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, (ii) an option or SAR may not be cancelled in exchange

A-13 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
for a new Option, SAR or other Awards if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR, (iii) the Company may not repurchase an Option or SAR for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or SAR is lower than the exercise price or base price per share of the Option or SAR, and (iv) the Company may not take any other action with respect to an Option or SAR that would be treated as a repricing under the rules and regulations of the Exchange; and
(c) No termination, amendment, or modification of the Plan shall adversely affect in any material respect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or SAR for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).
15.3. COMPLIANCE AMENDMENTS. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 15.3 to any Award granted under the Plan without further consideration or action.
ARTICLE 16
GENERAL PROVISIONS
16.1. RIGHTS OF PARTICIPANTS.
(a) No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).
(b) Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, or any Participant’s service as a director or consultant, at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.
(c) Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company or any Affiliate and, accordingly, subject to Article 15, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company or an of its Affiliates.
(d) No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.
16.2. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements (up to the maximum individual statutory rate in the applicable jurisdiction as may be permitted under then-current accounting principles to qualify for equity classification), in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
16.3. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.
(a) General. It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.
(b) Definitional Restrictions. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of

A-14 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event,” “disability” or “separation from service,” as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A conforming event.
(c) Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Chief Financial Officer) shall determine which Awards or portions thereof will be subject to such exemptions.
(d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes), and to the extent necessary to avoid the imposition of taxes under Section 409A of the Code:
(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant's death) (in either case, the “Required Delay Period”); and
(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
(e) Installment Payments. If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).
(f) Timing of Release of Claims. Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.
(g) Permitted Acceleration. The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. Section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. Section 1.409A-3(j)(4).
16.4. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. In its sole discretion, the Committee may authorize the creation of grantor trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of Shares or with respect to Awards. This Plan is not intended to be subject to ERISA.
16.5. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan. Nothing contained in the Plan will prevent the Company from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
16.6. EXPENSES. The expenses of administering the Plan shall be borne by the Company and its Affiliates.

A-15 Astec Industries, Inc. | Notice of Annual Meeting and Proxy Statement 2021
16.7. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
16.8. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
16.9. FRACTIONAL SHARES. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.
16.10. GOVERNMENT AND OTHER REGULATIONS.
(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.
(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.
16.11. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Tennessee.
16.12. SEVERABILITY. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability will not be construed as rendering any other provisions contained herein as invalid or unenforceable, and all such other provisions will be given full force and effect to the same extent as though the invalid or unenforceable provision was not contained herein.
16.13. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to draft or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.
The foregoing is hereby acknowledged as being the Astec Industries, Inc. 2021 Equity Incentive Plan as adopted by the Board on February 26, 2021, [and approved by the shareholders on April 27, 2021].
Astec Industries, Inc.
By:
Its:

ASTEC INDUSTRIES, INC.
ATTN: ANSHU PASRICHA
1725 SHEPHERD ROAD
CHATTANOOGA, TN 37421

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ASTE2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time April 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 22, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D32581-P49518 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASTEC INDUSTRIES, INC.

Vote on Proposal 1:

The Board of Directors recommends that you vote FOR all nominees on the following proposal:

	For All	Withhold All	For All Except
1. To re-elect as directors the nominees listed below:	☐	☐	☐

Nominees:

01) James B. Baker
02) Glen E. Tellock

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Vote on Proposal 2:

	For	Against	Abstain
2. To approve, on an advisory basis, the Compensation of the Company's named executive officers.	☐	☐	☐

Vote on Proposal 3:

	For	Against	Abstain
3. To approve the Company's 2021 Equity Incentive Plan.	☐	☐	☐

Vote on Proposal 4:

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). **If no direction is made, this proxy will be voted FOR proposals 1, 2, 3 and 4.** If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

(**NOTE:** Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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FOLD AND DETACH HERE

D32582-P49518

ASTEC INDUSTRIES, INC.
ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints William D. Gehl and Anshu Pasricha and each of them, with individual power of substitution, proxies to vote all shares of the Common Stock of Astec Industries, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held virtually at **www.virtualshareholdermeeting.com/ASTE2021** on April 27, 2021 and at any adjournment thereof, as listed on the reverse side.

For participants in the Company's 401(k) Retirement Plan, as amended and restated ("Plan"), this card also provides voting instructions to the Trustee under the Plan for the undersigned's allowable portion, if any, of the total number of shares of Common Stock of the Company held by such Plan as indicated on the reverse side hereof. These voting instructions are solicited and will be carried out in accordance with the applicable provisions of the Plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2, 3 AND 4; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side